IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

IN RE LORAL SPACE AND )
COMMUNICATIONS INC. )	C.A. No. 2808-VCS
CONSOLIDATED LITIGATION )
————————————————————
GPC XLI L.L.C., ROCKVIEW TRADING, )
LTD., KS CAPITAL PARTNERS, L.P., )
MURRAY CAPITAL MANAGEMENT, INC., )
WATERSHED CAPITAL INSTITUTIONAL )
PARTNERS, L.P., WATERSHED CAPITAL )
PARTNERS (OFFSHORE), LTD., )
WATERSHED CAPITAL PARTNERS, L.P., )
)
Plaintiffs, )
)
v. )	C.A. No. 3022-VCS
)
LORAL SPACE AND COMMUNCIATIONS )
INC., LORAL SKYNET CORPORATION, )
LORAL SKYNET INTERNATIONAL, L.L.C. )
LORAL ASIA PACIFIC SATELLITE (HK) )
LIMITED, LORAL SPACECOM )
CORPORATION, LORAL SKYNET )
NETWORK SERVICES, INC., LORAL )
COMMUNICATIONS SERVICES, INC., )
LORAL GROUND SERVICES, L.L.C., )
LORAL CYBERSTAR INTERNATIONAL, )
INC., LORAL CYBERSTAR SERVICES, INC.,)
LORAL CYBERSTAR HOLDINGS, L.L.C., )
LORAL SKYNET NETWORK SERVICES )
HOLDINGS L.L.C., LORAL CYBERSTAR, )
L.L.C., CYBERSTAR, L.L.C., AND LORAL )
SATELLITE, INC., )
)
Defendants. )

MEMORANDUM OPINION

Date Submitted: June 20, 2008
Date Decided: September 19, 2008

Lawrence C. Ashby, Esquire, Philip Trainer, Jr., Esquire, Richard L. Renck, Esquire, ASHBY & GEDDES, Wilmington, Delaware, Lewis R. Clayton, Esquire, Roberto Finzi, Esquire, David Friar, Esquire, Anthony P. Ellis, Esquire, Joseph D. Borrero, Esquire, PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP, New York, New York,

Attorneys for the BlackRock Plaintiffs.

Kevin G. Abrams, Esquire, J. Travis Laster, Esquire, Matthew F. Davis, Esquire, Eric D. Selden, Esquire, ABRAMS & LASTER LLP, Wilmington, Delaware, Attorneys for Highland Crusader Offshore Partners, L.P. and the Class.

Michael D. Goldman, Esquire, Brian C. Ralston, Esquire, Scott B. Czerwonka, Esquire, POTTER ANDERSON & CORROON LLP, Wilmington, Delaware; Glenn M. Kurtz, Esquire, Andrew Hammond, Esquire, Robert E. Tiedemann, Esquire, WHITE & CASE LLP, New York, New York, Attorneys for Defendants Mark H. Rachesky, Sai Devabhaktuni, Hal Goldstein, MHR Fund Management LLC, MHR Capital Partners Master Account LP, MHR Capital Partners (100) LP, MHR Institutional Partners LP, MHRA LP, MHRM LP, MHR Institutional Partners II LP, MHR Institutional Partners II A LP, MHR Institutional Partners III LP, MHR Advisors LLC, MHR Institutional Advisors LLC, MHR Institutional Advisors II LLC, and MHR Institutional Advisors III LLC.

Brett D. Fallon, Esquire, MORRIS JAMES LLP, Wilmington, Delaware; Eric F. Leon, Esquire, Matthew Solum, Esquire, KIRKLAND & ELLIS LLP, New York, New York,
Attorneys for Michael B. Targoff, Dean A. Olmstead and John P. Stenbit in the Stockholder Action.

David J. Teklits, Esquire, Thomas W. Briggs, Jr., Esquire, MORRIS, NICHOLS, ARSHT & TUNNELL LLP, Wilmington, Delaware; Richard A. Cirillo, Esquire, Karen R. Kowalski, Esquire, KING & SPALDING LLP, New York, New York, Attorneys for John
D. Harkey, Jr. and Arthur L. Simon.

Michael F. Bonkowski, Esquire, COLE, SCHOTZ, MEISEL, FORMAN & LEONARD, P.A., Wilmington, Delaware; Allan R. Brilliant, Esquire, Brian D. Hail, Esquire, Katherine
S. Bromberg, Esquire, GOODWIN PROCTER LLP, New York, New York, Attorneys for Plaintiffs GPC XLI L.L.C., Rockview Trading, Ltd., KS Capital Partners, L.P., Murray Capital Management, Inc., Watershed Capital Institutional Partners, L.P., Watershed Capital Partners (Offshore), Ltd., Watershed Capital Partners, L.P.

Martin S. Lessner, Esquire, Sara Beth A. Reyburn, YOUNG CONAWAY STARGATT & TAYLOR, LLP, Wilmington, Delaware; Francis J. Menton, Jr., Esquire, Russell D. Morris, Esquire, Darren G. Gibson, Esquire, Daniel M. Burstein, Esquire, WILLKIE FARR & GALLAGHER LLP, New York, New York, Attorneys for Defendants Loral Space and Communications Inc., Loral Skynet Corporation, Loral Skynet International, L.L.C., Loral Asia Pacific Satellite (Hk) Limited, Loral Spacecom Corporation, Loral Skynet Network Services, Inc., Loral Communications Services, Inc., Loral Ground Services, L.L.C., Loral Cyberstar International, Inc., Loral Cyberstar Services, Inc., Loral Cyberstar Holdings, L.L.C., Loral Skynet Network Services Holdings L.L.C., Loral Cyberstar, L.L.C., Cyberstar, L.L.C., and Loral Satellite, Inc.

STRINE, Vice Chancellor.

I. Introduction

A satellite company, Loral Space and Communications Inc., emerged from bankruptcy with a large stockholder, defendant MHR Fund Management LLC, whose business model involved taking control of distressed companies and positioning itself to reap the benefits of control for itself and its investors. MHR soon used its influence at Loral to place one of its advisors, defendant Michael B. Targoff, as Loral’s CEO. Targoff went into the job of CEO with the goal — conceived in connection with MHR’s creator, defendant Mark H. Rachesky — of having MHR make a substantial equity investment into Loral that would permit Loral to pursue acquisitions and invest in growing its existing business lines.

Almost as soon as Targoff assumed the managerial reins at Loral, he proposed that MHR make an investment of $300 million into Loral, an investment equal to over half of Loral’s existing stock market capitalization. Targoff and others affiliated with MHR argued that Loral had to raise no less than $300 million and that it had to be in equity, despite the fact that there was no magic to the $300 million figure and that the company’s own financial advisor suggested viable options for raising capital that involved both debt and equity.

Even though the $300 million constituted a huge percentage of the company’s existing capitalization, the Loral board eschewed any consideration of a sale of the company as a whole, a sale that would have threatened MHR’s effective control position. Instead, a “Special Committee” was formed with a narrow mandate to raise $300 million in equity capital fast through a deal with MHR. The Special Committee’s chair was a close friend of Rachesky, served on three boards at the instance of MHR, and was touted by MHR as one of its investment advisors.

The Special Committee never made a market check to see whether capital was available on better terms than MHR was offering. Instead, the Special Committee, which hired an outgunned financial advisor with far less experience than MHR’s advisor, Deutsche Bank, did nothing substantial to test the market, and blew off an expression of interest by Goldman Sachs to invest in Loral because Goldman would only provide up to $100 million of the desired $300 million in capital.

Having decided to move fast, the Special Committee struck the basic economic terms of its deal with MHR after less than two weeks of work and after conducting no market check. It then granted MHR convertible preferred stock with a high dividend rate and low conversion rate compared to the market comparables identified by its advisor. Then, despite the supposed need for urgency, months went by while Loral management took the lead in haggling with MHR over other terms of the convertible preferred, with the special committee staying involved but in a less forward way than Loral management. Eventually, the other terms were struck, which gave MHR extraordinary class voting rights over any action of the Loral board that could “adversely affect” the holders of the preferred or the common stock into which it was converted, the right to put the convertible preferred to Loral in a Change of Control for a value of at least $450 million, and the potential to acquire a total of 63% of Loral’s equity. Although the terms of the “MHR Financing” capped MHR’s common stock voting power at 39.99%, the class voting rights it acquired gave MHR a unilateral veto over any strategic initiative Loral undertook.

Despite the fact that the process dragged on, the Special Committee never used that breathing space to subject the MHR Financing to a real market check. Similarly, even though the MHR Financing gave MHR a veto over the company’s future, the Special Committee never considered whether Loral should be exposed to a hot market for corporate control, in which private equity buyers were using the availability of easy credit to make good buys. Instead, the Special Committee simply dealt with MHR, which drove a bargain that left itself with terms that were better than market.

Although MHR justifies that result by arguing that it took on extraordinary risk, MHR’s own behavior is much more consistent with aggressive, profit-seeking behavior. The defendants admit that if MHR was willing to backstop an offering of securities, then Loral had the chance to raise substantial capital in the public markets. But MHR refused to consider any deal in which it received anything other than all of the securities Loral was offering. That is, MHR wanted all of the opportunity for itself, a posture suggestive of its view that Loral had positive profit opportunities. Indeed, throughout this process, Loral was involved in considering a strategic acquisition of another satellite corporation, Telesat, a transaction that MHR was very interested in seeing Loral consummate. Before the MHR Financing documents were signed, Loral — which had been encouraged by Telesat’s CEO to consider a purchase of Telesat — was invited to bid in an auction for Telesat. The day after the MHR Financing documents were signed, Loral put in that bid and within two months had landed a deal with Telesat.

The public announcement of the MHR Financing sparked outrage among Loral investors. In reaction, Loral announced that it was considering alternatives that would allow other investors to participate. But rather than explore alternatives, the Loral Special Committee eventually decided to simply close the deal with MHR.

This suit was brought by plaintiffs owning a substantial number of Loral shares, alleging that the MHR Financing was a conflicted, unfair deal approved by an inept and outwitted Special Committee. The defendants, who include MHR and the directors of Loral, contend that the MHR Financing was fair to Loral and necessary to enable Loral to raise required capital.

In this decision, I conclude that the MHR Financing was unfair to Loral. Using its effective control, MHR set in motion a process in which the only option that the Special Committee considered was a deal with MHR itself. Rather than acting as an effective agent for the public stockholders by aggressively demanding a market check or seeking out better-than-market terms from MHR in exchange for no market check, the Special Committee gave MHR terms that were highly favorable to MHR, in comparison to the convertible preferred transactions its own advisor deemed comparable. These terms gave MHR a chokehold on Loral’s future and 63% of its equity. Regrettably, the negotiation process was also marred by the conduct of its chairman and financial advisor, who undercut Loral’s own negotiation position. Even more egregiously, during the special committee process, its chairman was seeking to have MHR invest in his own business.

The lack of a market check and the unusual nature of the MHR Financing make it a challenging task to determine the correct remedy. But the behavior of MHR itself suggests that Loral had positive growth prospects that MHR wanted to capture solely for itself; growth prospects that MHR was uniquely positioned to know about and that were not known by the public markets. Given MHR’s burden to demonstrate fairness, its own positive view of Loral’s prospects, and the unduly favorable terms it extracted from an ineffective Special Committee, I enter a remedy reforming the MHR Financing to convert MHR’s convertible preferred into non-voting common stock. I use a price that takes into account MHR’s access to inside information, its insulation of itself from market pressures, and its attainment of a $6.75 million fee for placing securities with itself, but that also gives substantial weight to Loral’s actual stock trading price. This remedy also addresses the unfair control benefits attained by MHR.

Finally, this decision addresses a related lawsuit. Certain noteholders of a Loral subsidiary, Skynet, have sued Loral and Skynet. The noteholders argue that Skynet breached the implied covenant of good faith and fair dealing in the note indenture by redeeming their notes for 110% of par value and accrued interest. The reason is that Skynet’s right to redeem was subject to the requirement that not more than two-thirds of the noteholders object. MHR held over 45% and agreed not to object. Its agreement not to object resulted from the negotiations over the MHR Financing. In a section of a key agreement, MHR agreed not to object to early redemption of the notes if Loral entered a strategic transaction exceeding $600 million in value. The noteholders contend that their rights were violated because MHR received consideration for its decision not to object, in the form of the favorable terms of the MHR Financing, that were not offered to other noteholders.

I reject that argument. The terms of the notes contain no restriction on payments for consents. Unlike most note issuances, here, one holder, MHR, owned a large position and was singularly able to deliver a non-objection that would enable early redemption. During the negotiations over the indenture governing the notes, the creditors’ committee tried to get a provision inserted prohibiting any payments in connection with consents. That provision was rejected, as was a contrary provision, and the eventual indenture was silent on the question. But noteholders were clearly told that MHR had a sufficient number of notes to unilaterally consent to early redemption.

The implied covenant in a bond indenture is not a license for judges to invent market terms that should act as a default rule simply because plaintiffs or the judge think that would be a good thing. Bond indentures are carefully negotiated instruments filled with many restrictions. Therefore, courts should be chary in assuming that there are gaps to be filled, particularly when parties actually considered the question and the agreement ultimately reached incorporated no restriction on the rights of the issuer to bargain with a large holder for its consent. And that is particularly the case when it is clear that many indentures expressly prohibit such payments, that such an express restriction was sought, and did not make it into the indenture. What the noteholders got here is precisely the fruits of the bargain they struck, which was a full 110% of principal value plus accrued interest, in a situation when fewer than two-thirds of the noteholders did not object. Indeed, what happened was highly foreseeable, as the other noteholders should have foreseen that MHR, which was Loral’s stockholder, might have reasons to not object to early redemption in connection with a strategic transaction good for Loral’s equity holders that would not be identical with respect to noteholders who did not have a similar equity stake. No reasonable expectancy was upset here; the other noteholders got the compensation provided by the notes themselves.

II. Factual Background
A. The Key Players
1. Loral And Its Largest Stockholder, MHR

Loral Space and Communications Inc. (“Loral” or the “Company”) is a satellite communications company. Loral was formed to succeed to the business conducted by its predecessor company, which went into bankruptcy in 2003. Loral emerged from bankruptcy on November 21, 2005. At that time, and through much of the relevant time period, Loral had two primary businesses that were approximately equal in size — satellite manufacturing and satellite-based communications services. Loral’s satellite manufacturing business is conducted by its subsidiary, Space Systems/Loral, Inc. (“SS/L”). SS/L manufactures only commercial satellites, such as those used for satellite television (e.g., DirecTV) and satellite radio (e.g., Sirius), because it has been unsuccessful in its attempts to enter the market for government satellites.1 Loral’s satellite-based communications services business, also known as Fixed Satellite Services (“FSS”), was operated by its subsidiary Loral Skynet Corporation (“Skynet”) until October 31, 2007, when it was transferred to a joint venture commonly referred to as Telesat. More on that joint venture later. Skynet owns satellites and then leases the capacity of those satellites to other organizations.

Loral, like many companies emerging from bankruptcy, had a large institutional stockholder base comprised of former creditors. The largest Loral stockholder was MHR Fund Management LLC (together with its affiliates, “MHR”), “a New-York based investment firm that takes a private equity approach to investing in distressed and undervalued middle-market companies.”2 MHR is the eponymous creation of defendant Mark H. Rachesky, who is MHR’s President. Before the transaction that is the subject of this action, MHR owned 35.9% of Loral’s common stock, which it acquired as part of Loral’s emergence from bankruptcy.3 MHR publicly maintained that it had “control of Loral’s board,”4 and that sentiment was echoed in Loral’s 10-Ks stating that “MHR is our controlling shareholder.”5

MHR’s control position at Loral was an easy fit with its investment strategy. As MHR explained in its marketing materials, one of MHR’s investment strategies focused on extracting control premiums from inefficiently traded, middle-market companies:

MHR believes that the markets for distressed and undervalued middle-market companies are inefficient at all levels of the capital structure . . . . Within this context, MHR is unusually well-positioned to extract significant control premiums through accumulating blocking positions in debt investments, negotiating bond indenture modifications through majority ownership positions, accumulating large equity stakes and exercising influence through close relationships with management, taking board positions, and otherwise bringing to bear the Managing Principals’ wealth of knowledge and experience in effectuating control and influence.6

Consistent with MHR’s investment strategy, MHR owned large positions in several debt instruments issued by Loral and its subsidiaries in addition to its large block of Loral common stock. In particular, MHR owned approximately 45% of the “Skynet Notes,” which were 14% secured notes with a total face value of $126 million and were issued in a rights offering made in connection with Loral’s emergence from bankruptcy. MHR owned a higher percentage of the Skynet Notes as compared to the common stock, 45% versus 36%, because MHR backstopped the Skynet Notes rights offering and bought any notes other eligible creditors were offered but failed to purchase. The Skynet Notes had a high coupon rate that made them “very expensive” to Loral.7 The Skynet Notes were not due until 2015, but they could be redeemed by Loral in 2009 without the consent of the holders of the Skynet Notes (the “Noteholders”) at 110% of principal plus accrued interest. In addition, the Skynet Notes could be redeemed before 2009 at 110% plus accrued interest unless Noteholders representing more than two-thirds of the outstanding principal value objected. Thus, given MHR’s 45% stake in the Skynet Notes, it had the ability to unilaterally consent to the early redemption of the Skynet Notes. That control over the Skynet Notes’ consent only added to the influence MHR had over Loral.

2. The Loral Directors

Loral had eight directors on its board at the time the “Securities Purchase Agreement” that documented the MHR Financing was signed. The Chairman of Loral’s Board of Directors was defendant Rachesky, who was Carl Icahn’s chief investment advisor before he co-founded MHR with defendant Hal Goldstein, now a Managing Director at MHR. Goldstein joined Rachesky on Loral’s board, as did the MHR’s other Managing Director, defendant Sal Devabhaktuni.

In addition, two other Loral directors, CEO and Vice-Chairman Michael B. Targoff and Special Committee Chairman John D. Harkey, Jr., were affiliated with MHR. MHR listed Targoff and Harkey as two of its five “Selected Investment Advisors” in its marketing materials.8 MHR boasted about its majority representation on Loral’s board in a December 2005 letter to its investors explaining:

Post the bankruptcy [in which Rachesky was the chair of Loral’s unsecured creditor’s committee], MHR has maintained its position of influence and control in Loral in order to maximize value to its investors. MHR is the largest holder of Loral’s common stock, preferred stock and notes. In addition, Mark Rachesky, Hal Goldstein, and Sai Devabhaktuni, the three MHR managing principals, and John D. Harkey, Jr., and Michael B. Targoff, both MHR advisors, constitute 5 of the 9 members of Loral’s new board of directors.9

Targoff, who had previously been a partner at a large New York law firm, joined Loral’s predecessor in 1982 and served in various executive positions until 1998, when he left to pursue his own business as a telecommunications investor and entrepreneur. Targoff assisted MHR in making its first investment in Loral’s predecessor in 2001. After that, Targoff and his assistant were allowed to set up shop in MHR’s midtown Manhattan offices rent-free. In exchange for free rent in one of America’s most expensive office locations, Targoff provided advice to MHR on potential transactions and business opportunities.

Targoff became directly involved again with Loral during the bankruptcy process. MHR had been appointed as the head of the unsecured creditors committee, and relations between the creditors committee and Loral’s management were “dysfunctional.”10 Targoff stepped in and served as an intermediary between the creditors committee, primarily its Chairman Rachesky, and Loral’s management, primarily Loral’s then-CEO Bernard Schwartz. Targoff continued that intermediary role post-bankruptcy when he was named as the Vice-Chairman of Loral’s board of directors. Within a few months after Loral emerged from bankruptcy, Schwartz resigned his role as Loral’s Chairman and CEO. Schwartz’s resignation was the result of the dysfunctional relationship he had with the MHR directors. Indeed, it came at a time when Rachesky and Targoff had started to hire a headhunter to replace Schwartz. Rachesky and Targoff then agreed that Targoff would become CEO at the beginning of March 2006. Thus, Targoff was named Loral’s new CEO and retained his role as Vice-Chairman. Rachesky replaced Schwartz as Chairman.

Harkey, who was named chairman of the Special Committee, is the Chairman and CEO of Consolidated Restaurant Companies, Inc., a Dallas-based restaurant company with approximately 130 restaurants. Harkey and Rachesky were business school classmates at Stanford, have maintained a “long-time friendship,”11 and serve as business resources and references for each other. Based on Rachesky’s recommendation, Harkey serves as a director on three boards — Loral, Leap Wireless International, Inc., and Emisphere Technologies, Inc.12 Unsurprisingly, MHR holds large blocks of stock in each of those companies.13

The other member of the two-person Special Committee was defendant Arthur L. Simon. Simon was a partner at Coopers & Lybrand L.L.P., Certified Public Accountants, before he retired in 1994. Since that time, Simon’s only substantial involvement in the business world has been his service on Loral’s board and the board of a publicly traded defense contractor that was once part of Loral.14

Loral’s other directors at the time the MHR Financing was approved were defendants John P. Stenbit and Dean Olmstead. The plaintiffs have spent little effort describing the roles of Olmstead and Stenbit in the events relevant to this lawsuit.15

B. Loral’s Post-Bankruptcy Business Challenges

Loral faced business challenges as it emerged from bankruptcy. At a high level, Loral’s problem was that it desired growth, but its business plan and capital structure exiting bankruptcy were geared toward a no-growth plan. Chief among the challenges faced by Loral were Skynet’s small scale and the capital needs at both Skynet and SS/L.

Skynet’s scale problem was, in part, a result of the bankruptcy process. Skynet sold five of its satellites during bankruptcy and the four remaining satellites left it as a “subscale business.”16 As Near Earth LLC, an industry analyst hired by plaintiff Highland Capital to value Loral, put it, “Skynet is the smallest of the global [FSS] operators, and as such . . . it has scale economy and marketing disadvantages compared to its larger competitors.”17

Both business units — SS/L and Skynet — had capital needs. SS/L needed capital to help address cash flow difficulties and fund spending priorities necessary for future growth. The capital requirements of Skynet were more considerable. The most mundane called for cash to replace an existing satellite, T-11N, that was running out of fuel. The most substantial need was for capital that would enable Skynet to pursue an acquisition that might contribute to its scale. This last need is what emerged most prominently from the trial record as requiring a large capital infusion for its attainment.

C. The Failed New Skies Transaction And Its Effect On Targoff’s Views About
Loral’s Financing Needs

Loral had an opportunity to gain scale in its FSS business in late 2005 because New Skies Satellites Holdings Ltd. was up for auction. New Skies was another player in the global FSS industry with five satellites. Loral began pursuing an acquisition of New Skies just before Loral exited bankruptcy and continued that pursuit after it emerged from bankruptcy. But, Loral’s attempt to acquire New Skies was compromised by questions about Loral’s financial strength and stability.

During the discussions over New Skies, Targoff was still only Loral’s Vice-Chairman and working out of MHR’s offices. At that time, Targoff and MHR considered an equity investment by MHR to shore up Loral’s financial condition and enable Loral to ease New Skies’ concerns. Targoff and MHR discussed that $200 million would resolve New Skies’ apprehension about Loral’s bid, but Targoff suggested that “$300 [million would] make[] this baby hum.”18 In Targoff’s view, the additional $100 million was necessary for Loral’s growth, including building the new T-11N satellite. MHR decided not to make any investment at that time, and Loral, although it was the highest bidder, lost the New Skies auction because of concerns over its financial wherewithal.

After the failed New Skies bid, Targoff “came to think . . . even more strongly” that Loral needed a large cash equity infusion.19 Targoff also believed that “the most practical and feasible way” to get the sizeable equity infusion that he believed Loral needed was to get it from MHR.20 Notably, when Targoff was first advocating an equity investment by MHR in Loral, he did so on behalf of MHR, referring to the possible investment as “our $200mm (I think it should be $300) commitment” in a December 2005 to MHR’s principals.21

D. Targoff Becomes CEO And The Special Committee Is Appointed To Seek Financing
From MHR

When Targoff became Loral’s CEO at Rachesky’s impetus, Targoff therefore made getting board approval for a large additional investment by MHR into Loral his first management priority. Very quickly, Rachesky and Targoff engaged MHR’s counsel to help them implement this goal, which was already in place when Targoff assumed the top managerial reins at Loral. MHR’s counsel emailed Targoff and copied Rachesky and Goldstein a copy of an article entitled “Sale of Control Transaction: Pre-Agreement Auction or Post-Agreement Market Check” and stated that it “covers some of the fundamental principles of Delaware law in this area that would be relevant to the type of transaction we discussed.”22 A few days later, on March 6, 2006, Loral’s outside counsel emailed Targoff and Loral’s inside counsel suggesting that the entire fairness standard would apply to a transaction with MHR and that Loral should use an independent special committee.23 No special committee was appointed at that time. Instead, ten days later, on March 16, 2006, Targoff emailed Rachesky requesting that MHR consider making an equity infusion.24 Targoff explained that Loral might find itself in an inadequate position to take advantage of surfacing strategic initiatives and stated that he did not want to be “forced to go to equity markets at a time when [Loral’s] needs reflect weakness.”25 Of course, Targoff already knew that his suggestion would be received warmly. And it was. Rachesky responded quickly by sending a letter indicating that “MHR is prepared to invest a total of up to $250 million in Loral” and that MHR “fully expect[s] to negotiate and close a transaction in very short order.”26

Shortly after the exchange between Targoff and Rachesky, Loral held a telephonic board meeting on March 23, 2006. Targoff updated the board about a possible transaction with Telesat, the satellite communications services subsidiary of BCE, Inc., commonly known as Bell Canada Enterprises. Telesat had announced in February that it was pursuing an IPO, and Targoff received a call from the CEO of Telesat giving him a heads-up that Telesat was trying to convince its parent company to do a private sale instead. Loral soon retained Morgan Stanley to help it in an on-going basis in pursuing a strategic deal of some sort with Telesat. Not coincidentally to his interest in a deal with Telesat, Targoff also told the board that Loral would need to “plan for its long term capital requirements in order to take advantage of various opportunities” and that “[i]f MHR is involved in providing financing, the approval of a special committee of independent directors would be required.”27

The next Loral board meeting, held April 7, 2006, opened with Targoff again mentioning to the board that Loral was exploring a deal with Telesat.28 Later in the meeting, Targoff presented his case that Loral should raise $300 million in equity in the form of an investment by MHR.29 Targoff outlined a “wish list”30 of the items Loral could use $300 million for over a five-year horizon.31 These items were not trivial ones, they were real business objectives, but nor were they objectives that required funding of $300 million imminently or on any firm timetable.32

Without considering the possibility of other forms or sources of financing,33 the Loral board appointed the Special Committee to “evaluate and negotiate” the proposed equity financing from MHR.34 Oddly, the board chose to comprise the Special Committee of only two members and to make Harkey — an advisor of MHR35 — its Chair, with Simon as the only other member. In their brief, the Special Committee argues that in “a perfect world” the composition of the Committee might have been different, “[b]ut, as [is] often the case, perfection was not available.”36 In other words, Loral was effectively controlled by MHR and lacked a complement of several independent directors, from whom a larger special committee free from conflicting ties to MHR could be selected. Indeed, it appears from the rapidity of action that Targoff and Rachesky had settled on the composition of the Special Committee beforehand. In Targoff’s words, the Special Committee’s “mandate was to negotiate a transaction with MHR that they could tell the company, they believed, if they could get there, was reasonable and best available to the company.”37

From its creation, the Special Committee’s effectiveness was hampered. Several factors contributed to this. First, the Committee was comprised of two members, neither of whom had any particular expertise or experience in the satellite industry. One of them, Harkey, was also, as shall be discussed more, someone with a close personal relationship with Rachesky and who maintained important business ties to MHR. The other, Simon, had been retired for many years, was not experienced in serving on a special negotiating committee, and did not bring energy to his duties.

More importantly, the Special Committee immediately allowed itself to go down the most dangerous path for anyone dealing with a controlling stockholder — that of believing that its only option was to do a deal with the controller. From the get-go, the Special Committee was pushed by Targoff and the MHR to move very rapidly to acquire $300 million in equity capital, leading the Special Committee to believe that time was of the essence. Although the Special Committee’s literal mandate varied over time, substantively the Special Committee was only empowered to consider an equity investment from MHR. The original resolution establishing the Special Committee indicated that the Special Committee’s mandate was to negotiate and execute a $300 million equity financing.38 It did not mandate that the Special Committee determine the best available source of financing for Loral.39 Later, at a May 26, 2006 board meeting, the Special Committee mandate was expanded to include such a determination to “satisf[y] the lawyers’ definition of what the special committee should do.”40 But even so, both Special Committee members understood the Special Committee’s mandate to require that it (1) “raise $300 million, not less,” (2) in “equity, not debt,” and (3) get the financing “quickly.”41 According to Simon, the Special Committee declined to pursue alternatives that were not “large enough and fast enough.”42 In other words, the Special Committee’s mandate, even after it was expanded, was framed and understood in such a way that the Special Committee believed its only option was to pursue a transaction with MHR.

The Special Committee’s narrow mandate of obtaining $300 million in equity financing and the resulting focus on the MHR Financing persisted despite an April 18, 2006 presentation from Morgan Stanley, Loral’s long-time investment banker, recommending a different approach.43 Morgan Stanley noted Loral had two primary needs for capital: positioning Skynet for a strategic merger and providing liquidity to fund Loral’s business plans at Skynet and SS/L. Morgan Stanley considered a multitude of debt and equity financing alternatives and recommended that the company pursue a bifurcated approach to the financing needs: 1) a $150 to $200 million public common stock offering with a commitment from MHR to invest $50 to $100 million at the market clearing price to equitize Skynet for a potential merger; and 2) revolving credit facilities at Skynet and SS/L to provide liquidity to execute their business plans. Morgan Stanley’s rationale for the common stock offering was that it was simple, could be executed relatively fast, and it would increase Loral’s float and broaden its stockholder base. But the Special Committee rejected that alternative because it “would not achieve [its] objective.”44

Perhaps more important, MHR resisted any notion that it backstop a public offering or take only a major portion but not all of a private offering. MHR would, it said, do all $300 million or none at all.

D. The Special Committee Undertakes Its Task And Quickly Agrees With MHR On
The Primary Financial Terms

Despite being told they needed to move fast, the Special Committee instead moved slowly, depriving itself of time that might have been devoted to expanding its exploration of options. After it was appointed on April 7, 2006, the Special Committee did not hold its first meeting until May 15, 2006. At that meeting, the Special Committee selected King & Spalding as its legal advisor. The following day MHR sent the Special Committee a letter of intent with proposed terms for a $300 million convertible preferred stock investment by MHR.

The Special Committee then undertook the search for a financial advisor to evaluate the proposed transaction and match wits with MHR’s financial advisor, Deutsche Bank. The Special Committee did preliminary diligence with respect to numerous investment banks, including many in the bulge bracket, but ultimately settled on North Point Advisors LLC, a small investment bank with whom Harkey had worked in the past.45 The Special Committee selected North Point despite the concerns expressed by Loral’s general counsel that “[he] was not familiar with North Point and . . . that [Loral] would likely prefer that the Committee select a financial advisor with more ‘street name recognition.’”46

North Point was headed by David Jacquin, a former Cravath M & A attorney who had no graduate training in business or economics but had previously worked in fairly rapid succession at several large investment banks. Jacquin and North Point had no experience in the satellite industry. Jacquin had little, if any, experience with the type of convertible preferred equity financing MHR was proposing, but he told the Special Committee that North Point works with Brad England, Jacquin’s former colleague, “on any convertable [sic] or equity linked products” and that “Brad will work closely with us on this project.”47 In fact, Jacquin had not spoken to England in over a year, had not talked to him about Loral, and ultimately never sought out his help with Loral. Despite the experiential and stature gap between North Point and Deutsche Bank, North Point was brought on board on May 23.

Then it became hurry up time again, as a target was set for the Special Committee to make a recommendation at the June 14 Loral board meeting, less than three weeks later and with Memorial Day weekend and the beginning of beach season intervening. To that end, North Point, put together a presentation for the Special Committee on Sunday, June 4, 2006.48 North Point told the Special Committee that “the sale of convertible preferred to MHR is the best alternative to the Company to raise the capital needed” and that “the Company should pay a dividend between 5% and 7.5% and that the conversion premium should be 12% to 15%.”49 Based on that advice, “the Committee decided that the Committee would proceed with negotiations with MHR for the sale of convertible preferred stock to MHR as the best available source of equity capital to the Company.”50 The Special Committee’s determination that MHR was the best available source of financing was, in part, based on the erroneous belief that North Point had conducted a market check before the June 4 presentation.

But North Point did not contact any third parties about the Loral financing before its June 4 presentation. NONE.

Having determined without any market check or reasoned exploration of other alternatives that its only real option was a deal with MHR, the Special Committee met with MHR at MHR’s offices on June 7, 2006 to hammer out the terms of the financing. In attendance were the Special Committee’s advisors, North Point and King & Spalding, and MHR’s advisors, Deutsche Bank and Stroock & Stroock & Lavan. The meeting lasted a full day and resulted in agreement that the convertible preferred stock (the “Preferred Stock”) would accrue interest at a 7.5% coupon rate and that MHR would have to pay a 12% premium to convert the preferred into common stock. That is, the Special Committee gave MHR the most favorable terms outlined in North Point’s prior advice, terms better for MHR than the typical terms in the comparables North Point had identified.

The meeting also touched upon the “Revlon issue,” which was the Special Committee’s concern that the financing not result in a change of control.51 This was a very real issue because an equity infusion of $300 million was nearly 54% of Loral’s existing market capitalization of $560 million as of June 1. Given that MHR already controlled 35.9% of Loral’s equity, a further investment of $300 million by Loral would involve it holding over 58% of the company’s total equity. But, consistent with its overall behavior, the Special Committee approached this reality in a blinkered way. Rather than checking whether, in a then-frothy M & A market, a sale of all of Loral might be advantageous, the Special Committee simply managed the “Revlon issue” to avoid triggering the duty to seek the highest value by capping MHR’s voting power at some level that did not give it affirmative clear majority control but still left MHR with so substantial a negative control over Loral that the market would rightly perceive it to be a controlled company totally insulated from the market for corporate control. Put bluntly, Targoff’s and Rachesky’s support for raising no less than $300 million gave the Special Committee, if it had been advised to aggressively pursue the best interests of Loral’s non-MHR stockholders, leverage to push for a broader search for alternatives. If, as Targoff and Rachesky were suggesting, Loral had positive growth prospects, there was a story to be told to a marketplace then filled with avid buyers. Instead of exploiting this opportunity, however, the Special Committee and its advisors simply maneuvered to avoid a technical invocation of Revlon duties.

Thus, on June 7 — less than two full weeks after North Point was engaged and without any market check — the Special Committee struck its basic economic deal with MHR. As Special Committee Chairman Harkey put it himself, the June 7 meeting resolved “90 percent of the primary terms” of the financing.52

F. The Terms Of The Convertible Preferred Stock53

Once the Special Committee had committed itself to doing a deal with MHR, the process again slowed down. Between the June 7 meeting, when the core monetary terms were agreed to, and October 17, 2006, when the Securities Purchase Agreement effectuating the MHR Financing was ultimately signed, the complex terms of that Agreement were negotiated.54 Those terms are very complicated, and fortunately many of the complicating factors are not material to this opinion. As such, I only describe the terms necessary to understand the basics of the Convertible Preferred Stock and simplify the mechanics of the Preferred Stock where appropriate. The primary financial terms remained the same as agreed to at the June 7 meeting — $300 million in Convertible Preferred Stock would be issued to MHR with a 7.5% coupon and a 12% conversion premium. Loral was required to pay the 7.5% dividends in “paid in kind” (“PIK”) securities for the first 17 quarters. After that time, Loral has the option to pay the dividends in cash if it meets certain financial requirements. The conversion price was set at $30.1504 per share of common stock based on a 12% premium over Loral’s stock price of $26.92 on October 16, 2006. Loral paid MHR a $6.75 million placement fee for bringing itself to Loral to buy the Preferred Stock.

The Preferred Stock was broken up into two series because, as noted, the parties wanted to cap MHR’s voting power at 39.999% to avoid having the MHR Financing subject the board to Revlon. MHR acquired 136,526 shares of Series A Preferred for $301.504 per share. Each Series A Preferred is convertible into 10 shares of common stock. If all the Series A Preferred shares are converted into common stock, MHR would increase its voting power from 35.9% to 39.999%. MHR also acquired 854,486 shares of Series B Preferred for $301.504 per share. The Series B Preferred is convertible into non-voting common stock. The Preferred Stock contains a threshold provision such that the non-voting stock automatically converts to voting stock whenever the percentage of Loral’s voting stock held by MHR dips below 39.999%. In addition, upon certain events, some of which will be described below, all the non-voting stock converts to voting stock.

Important “Change of Control Provisions” were also negotiated to address how MHR’s Preferred Stock would be treated in a merger or other change of control. The Change of Control Provisions apply during the “Make Whole Period,” which is the first 66 months (5 and a half years) following closing of the MHR Financing. The upside Change of Control Provision, or conversion right, gives MHR the right to convert its Preferred Stock into the number of shares of common stock that MHR would have otherwise received if the Preferred Stock were converted at the end of the Make Whole Period. Combined with MHR’s ownership predating the financing, MHR could own 63% of Loral’s equity upon a Change of Control.55 The downside Change of Control Provision, or “Put Right,” gives MHR the right to redeem its Preferred Stock, including the unpaid dividends for the remainder of the Make Whole Period, for cash at the conversion price. The approximate amount of the redemption payment is $450 million. The future dividends portion of the cash put payment contains no discount to present value to reflect that if not for the Change of Control, those dividends would be paid at a future time.

The Change of Control Provision is triggered by events such as an entity acquiring more than 50% of Loral’s voting power, the transfer of control to another entity through a business combination, and a sale of substantially all of Loral’s assets.56 The Change of Control Provision does not exempt a self-trigger by MHR. Instead, the Provision prevents MHR from receiving the additional benefits of the Make Whole if MHR triggers the Change of Control unless the Change of Control is approved by Loral’s board or MHR triggers the Change of Control by acquiring more than 90% of Loral’s voting power.

The Preferred Stock also has extensive class voting and consent rights that give MHR the power to veto Loral’s ability to engage in a wide variety of transactions. Those voting and consent rights are complex and are backed by the requirement that any change to the Preferred Stock itself requires the affirmative vote or consent of each affected holder of the Preferred Stock.57 The most pertinent and “off-market”58 voting right is the requirement that Loral obtains majority approval from the Preferred Stockholders before it can:

authorize, or take any action, directly or indirectly, to alter, repeal, change or amend any provision of the Certificate of Incorporation or this Certificate of Designation, whether by or in connection with any merger, consolidation, reclassification, business combination, exchange, recapitalization, joint venture, partnership, sale, transfer, conveyance, lease, other disposition of all or substantially all of its property or assets, any similar transaction or otherwise, if such authorization or action would reasonably be expected to adversely affect the rights, preferences, privileges or powers of the [Preferred Stock or the common stock] into which the [Preferred Stock is] convertible, or any of the holders thereof[.]59

In other words, the Preferred Stock gets a class vote and has blocking power over a proposed transaction if it requires a certificate change and would reasonably be expected to adversely affect not only the Preferred Stock but also more broadly to “adversely affect” the holders of either the Preferred Stock or the common stock into which the Preferred is converted. The voting rights were so onerous and broad that Loral’s outside counsel commented that because of those voting rights, he was “not sure [he could] ever give a legal opinion that any action is duly authorized.”60

The Securities Purchase Agreement also provided that Loral’s board would be expanded by one member and that MHR would have the right to nominate the director for that new vacancy.61

One final relevant section of the Securities Purchase Agreement, Section 5.01, provided that MHR would not object to the redemption of the Skynet Notes, the “very expensive” notes issued when Loral emerged from bankruptcy,62 if Loral engaged in a strategic transaction in excess of $600 million. As described above, the terms of the Skynet Notes provided that Skynet could redeem the Notes before 2009 so long as no more than two-thirds of the Noteholders objected. MHR owned enough of the Notes itself to enable it to unilaterally consent to an early redemption of the Notes.

G. The Four-Plus Months From Agreement On The Primary Terms To Signing The Securities
Purchase Agreement — The Negotiation Of The Non-Financial Terms And The Supposed Market
Check

The complex terms outlined were forged during negotiations after June 7 involving the Special Committee, primarily acting through King & Spalding and Targoff, who haggled on behalf of Loral with MHR over the non-financial terms of the MHR Financing. Having for all practical purposes committed to a transaction with MHR that would result in MHR controlling over 60% of Loral’s equity, the Special Committee and Targoff worked industriously to avoid triggering Revlon and nibbled around the edges of how much control MHR would have over Loral.

It is important to view the delay in closing the transaction in context. MHR, not Loral, wanted the MHR Financing to take the form of preferred stock.63 And MHR set the baseline for both the terms and the scrivening of the Securities Purchase Agreement. The “[n]egotiations began by focusing on MHR’s term sheet and then moved to the negotiation of definitive documentation, drafted by Stroock, MHR’s counsel.”64 That complexities arose in such a transaction was unsurprising, given the size of the MHR Financing and the control issues involved. But those complexities and resulting delay might, one would think, have inspired the Special Committee and its advisors to reconsider their monocular focus on obtaining financing from MHR. One of, if not the, primary reasons for choosing MHR was speed. Despite it becoming clear that the MHR Financing was not going to be closed within the “one week for the MHR convertible preferred stock [compared] to eleven weeks for the rights offering” that formed part of the basis for selecting the Financing from among the alternatives, the Special Committee never performed a serious market check of the financing alternatives.65 Instead, it was content to let King & Spalding, North Point, and Targoff haggle with MHR for more than four months.

Having obtained an additional four months to consider whether the MHR Financing really was the best source of available financing for Loral, the Special Committee and its advisors did nothing substantial to test their original rushed conclusion that hinged on the now questionable assumption that the MHR Financing could be closed much more quickly than any other alternative. The closest attempt at a market check was Jacquin making calls to two private investment funds.66 But North Point did not view that as important enough, or if one believes Jacquin, it was important but forgettable, to include in North Point’s “Market Check of Alternatives” portion of its final presentation to the Special Committee.67

Making two calls to two funds is not a real market check. North Point did nothing of a professionally competent nature to assess the market’s interest.

Seeking to excuse this lack of a market check, the defendants have suggested that the Special Committee relied on Deutsche Bank’s and Morgan Stanley’s “indications” to North Point that the MHR Financing was the best option and that a public capital raise that would meet Loral’s needs was unlikely.68 As to Deutsche Bank, this is a remarkable assertion as Deutsche Bank was MHR’s financial advisor for the MHR Financing! Its objective, as its lead banker on the matter indicated, was to get the best deal for its client, MHR.69 Deutsche was hardly going to suggest subjecting its client’s bid to a market check.

Moreover, the defendants distort both what Morgan Stanley told the Loral board and what it was authorized to do. Morgan Stanley never opined that the MHR Financing was the best option for Loral or that it was fair to Loral. Nor was Morgan Stanley ever empowered to actually explore whether there were preferable alternatives for Loral. All that Morgan Stanley told the Special Committee was that if Loral wanted, as Targoff said it did, $300 million in equity financing quickly, then a deal with MHR was the most “efficient” way to do that, in the sense that it was the fastest.70 Morgan Stanley expressly avoided giving any fairness opinion. In fact, as noted, early in the process, Morgan Stanley recommended a common stock offering combined with revolving lines of credit. But that was never pursued. And, in August 2006, when the primary terms of the MHR Financing were in place, Morgan Stanley proposed a $100 to $150 million public convertible preferred offering with primary financial terms that were better than the MHR Financing — a 5.25% to 5.75% coupon compared to 7.5% and a 20% to 25% conversion premium compared to 12%. But that proposal, like every other alternative, was rejected because it did not meet Loral’s objectives as defined by Targoff and Rachesky.

Thus, the reality was that the Special Committee and its advisors never conducted a professional market check, and Loral never authorized Morgan Stanley to perform one. Indeed, beyond not pursuing any serious market check, the Special Committee rebuffed an unsolicited inquiry from a Goldman Sachs’ Proprietary Investing Group. In September 2006, Goldman Sachs approached Loral “with the view towards a potential equity investment.”71 Loral’s management forwarded the information about Goldman Sachs’ interest to North Point’s Jacquin. Jacquin followed up with Goldman Sachs, but dismissed Goldman Sachs as a potential source of financing when he discovered that the particular Goldman Sachs group had a $100 million cap on individual investments.72 That is, rather than perceiving the interest by Goldman Sachs in a potential $100 million equity investment as a sign that a real market check might result in the potential to raise capital on better terms and without deepening MHR’s control, North Point and the Special Committee simply continued on their inertial path.

In particular, even after Goldman Sachs’ inquiry and even after Morgan Stanley had suggested it could raise $100-150 million in the public equity markets, North Point and the Special Committee never actively considered another alternative that might have addressed the concerns about the ability of any individual investor (other than MHR) to fund the entire $300 million — assembling a group of Loral’s institutional holders to either provide the financing themselves or backstop a public offering.73 That alternative would have taken advantage of one of Loral’s unique features as a company that had recently emerged from bankruptcy — a relatively concentrated stockholder base of large institutions. It also would have leveraged Goldman Sachs’ interest in making a substantial equity investment. But that option was never considered. Likewise, North Point and the Special Committee never pressed MHR hard to backstop a public offering on its own or to do so in concert with a few well-known investment banks, say Morgan Stanley and Goldman Sachs. Rather, the Special Committee simply assented without protestation to MHR’s contention that it would buy all or none, a stark position suggestive that MHR wanted a large opportunity all for itself. Without pitching even a fuss about this, North Point and the Special Committee simply locked into getting the financing from that conflicted source, Loral’s controlling stockholder, MHR.

Although the defendants now say that a public offering would have been injurious to the Company as it would have signaled weakness, they admit that the Special Committee never sought to use the interest of Goldman Sachs, the presence of a stockholder base comprised heavily of institutional investors, and the ideas of Morgan Stanley to propose a public offering that would have been a sign of strength — to wit, a public offering that gave all Loral stockholders a chance to participate, with the knowledge that a combination of MHR, Goldman Sachs, and potentially others would buy whatever shares were not purchased by Loral holders.

Admittedly, there can be no certainty that the pursuit of options of this kind (which could have come in various permutations) would have borne fruit. But, what is certain is that the Special Committee undertook no serious look at these or other market options from the time of its constitution on April 7 until it approved the Securities Purchase Agreement on October 17.

Even where there was activity, the Special Committee played a less than forceful role. The process of closing on the MHR Financing began to take shape in late September. By September 28, the Special Committee and North Point were prepared to recommend the MHR Financing. But Targoff wanted one final shot at improving some of the terms and the Special Committee gave him that opportunity. As it turns out, Targoff and not the Special Committee negotiated most of the terms of the MHR Financing, including the Change of Control Provision, the Make Whole, and the cash v. PIK feature of the dividend payments. This was in accord with the Special Committee’s own sense that its most important tasks were already done by June. As the Special Committee itself saw it, the Special Committee’s “key” meetings with MHR and its advisors were over, as they occurred on May 31 (introduction), June 7 (agreement on primary financial terms), and June 23 (discussion of Revlon issues).74 That is not to suggest that the Special Committee was not updated during the remainder of the process by staying informed about the negotiations, but the Special Committee members were largely passive after those first few meetings — meetings at which they, without a market check, quickly tunneled into consummating a deal with MHR and forewent any serious consideration of other alternatives.

As the terms of the MHR Financing were finalized, Targoff and Rachesky were the key negotiators.75 Internal King & Spalding correspondence the day before the terms of the MHR Financing were finalized discussed Targoff and Rachesky agreeing to various terms and stating that “[Targoff] is a lot closer than we are to the psychology of the negotiation.”76

To the extent that the Special Committee was active in the negotiations, Harkey was the member involved.77 That is not to suggest that Simon did not participate in the Special Committee process by attending Special Committee calls, but he otherwise deferred entirely to Harkey and the Committee’s advisors. That is evident in Simon’s emails early in the negotiation process asking “What is happening???”78 and “I am wondering where we are headed.”79 Later in the process, Simon went camping on a remote lake with no electricity for a one-month period beginning in late August. Simon took a six-mile boat trip for “a couple telephone meetings” during that time, but his involvement was clearly limited.80 Simon’s emails and his role while he was camping at the lake are consistent with the impression that Simon gave at trial — someone who realized that he had responsibilities as a Special Committee member but who was content to simply show up by telephone at meetings when the Special Committee’s advisors called for one. As a result, Simon was often unaware of or perplexed by the state of the negotiations.

Not only that, Harkey’s relationship with MHR appears to have undercut the Special Committee’s negotiation position. For example, in August 2006, as the negotiation process zeroed in on a final few key issues, Harkey forwarded MHR Managing Director and Loral board member Goldstein a copy of an email from King & Spalding to the Special Committee and North Point identifying the remaining open issues and summarizing the Committee’s discussion of those issues, including its “fall-back” position.81 Harkey told Goldstein to “give [the issues] some thought and let’s talk.”82 Although Harkey maintained at trial that this was a cunning negotiation strategy and that the Special Committee was actually very happy with its fall-back position, there is no indication that Simon or the Special Committee’s advisors were aware of Harkey’s ruse. Likewise, at around that same time, Harkey joined Goldstein and Stroock, MHR’s legal advisor, in a telephonic meeting that was a “strategy session for how to approach [King & Spalding].”83

Harkey’s close relationship with MHR was evidenced by the fact that he was personally soliciting investments from MHR late in the negotiation process. In early September 2006, Harkey emailed an MHR analyst proposing that MHR invest $30 million for a 40% stake in Joe’s Crab Shack, a potential investment that Harkey’s company, Consolidated Restaurants, was pursuing.84 Harkey told MHR that “[i]f we can slide into this one, it is exciting.”85 Approximately a month later and only weeks before the Securities Purchase Agreement was signed, Harkey sought a $40 million investment by MHR in his own company.86 The discussion, modeling, and due diligence over MHR’s potential investment in Harkey’s company spanned a time within which the Securities Purchase Agreement was signed and involved a trip to the offices of Harkey’s company in Dallas by an MHR analyst.87

Consistent with the reality that Rachesky, Targoff, and Harkey were all enmeshed in financially and personally advantageous relations with each other, Targoff also solicited an investment, albeit a much smaller one, from both Rachesky and Harkey as the terms of the MHR Financing were being finalized. In mid-September, Targoff emailed Rachesky and Harkey to consider joining him and “a couple of friends” in a promising investment opportunity.88 All very chummy.

By the middle of October, Targoff and Rachesky had finalized the terms of the Financing. On October 17, 2006, the Special Committee recommended the MHR Financing to Loral’s board and North Point finalized its opinion that the MHR Financing was fair.89 Just a few weeks before, Loral received an invitation to bid in an auction for Telesat, and immediately began putting its bid package together. The day after Securities Purchase Agreement was signed, Loral put in its first bid for Telesat.

H. The Securities Purchase Agreement Is Met With Outrage From Loral Stockholders

Loral announced the signing of the Securities Purchase Agreement on October 17, 2006 and trumpeted the financing as facilitating “both internal and external growth opportunities.”90 Within a matter of days, plaintiffs Highland Capital and Murray Capital wrote letters questioning the fairness of the MHR Financing.91 Highland Capital informed the Special Committee that it proposed to offer the same $300 million investment “under improved economic terms.”92

Eventually, the Special Committee responded by suspending its recommendation of the MHR Financing. Loral issued a press release announcing that determination, a press release that suggested that the Special Committee would be considering alternatives to the MHR Financing, including requesting that MHR consider proposing an alternative that would allow all interested stockholders to participate. In response, MHR did propose a rights offering, but MHR refused to backstop the rights offering and demanded a fee for the termination of the original MHR Financing. And MHR soon pulled the rights offering from the table after Loral’s stock price materially increased in December. The Special Committee never authorized North Point or Morgan Stanley to contact Highland Capital or to otherwise perform a market check.

The reason for the sharp spike in Loral’s stock price was that on December 18, 2006, Loral announced that it entered a transaction to acquire Telesat, the Canadian FSS provider, from BCE. As noted, from the time the Special Committee was formed, Loral had been exploring a potential deal involving Telesat. Although Telesat was not committed to a sale as of Spring 2006, its CEO had tipped Targoff to his support for a deal with Loral and Morgan Stanley was retained to help Loral land a deal with them. By late-September, before the MHR Financing was finalized, Telesat had decided to conduct an auction. And, as noted, Loral entered its first bid in the auction for Telesat on October 18, 2006, only a day after the Securities Purchase Agreement was signed. After several rounds of bidding, Loral prevailed in the auction process. The Telesat transaction was designed to comply with Canadian communications law requiring that a Canadian satellite company must be controlled by a Canadian investor, and therefore involved a joint venture between Loral and its Canadian partner, the Public Sector Pension Investment Board (PSP). PSP was a critical part of the Telesat transaction and was brought into the transaction by MHR, with whom PSP had a pre-existing investment relationship. The joint venture retained the Telesat name and consisted of the former Telesat assets and Loral Skynet. Loral acquired a 64% equity interest in the joint venture, but only a 33.3% voting interest. According to BCE, Telesat’s former owner, the MHR Financing was “very important” to the success of Loral’s bid for Telesat because it made Loral’s bid credible.93

Shortly after the Telesat deal was announced, and still facing a suspended Special Committee recommendation, MHR proposed an amendment to the Securities Purchase Agreement slightly lowering the coupon rate and increasing the conversion premium.94 But MHR soon withdrew that proposal because of complications it would create with the NASD. As a firm with stock listed on the NASDAQ, Loral needed stockholder approval to issue securities convertible into 20% or more of the common stock if those securities were issued at or below the greater of the market price or the book value. In essence, Loral and MHR could not agree to a similar financing with slightly improved terms because that new financing would be tested against the then-current Loral stock price and trigger the stockholder approval requirement. Loral and MHR knew that the stockholders would not approve a new proposal with only slightly improved terms,95 and as a result, MHR withdrew that proposal.

Moreover, the NASD concluded that the same stockholder approval requirement was triggered by the terms of the original MHR Financing because of the manner in which the Make Whole provision functioned. But, the NASD took the position that if the parties amended the original MHR Financing to pay the Make Whole upon a Change of Control in non-voting common stock rather than common stock, they could avoid the stockholder vote requirement. Thus, the Special Committee and Loral had the option of agreeing to modify the Make Whole and proceeding with the MHR Financing or refusing to modify the Make Whole and thus effectively terminating the Securities Purchase Agreement.

The Special Committee and Loral were concerned about the possibility of being sued by MHR — Loral’s controlling stockholder — if they refused to modify the Make Whole and close on the MHR Financing. The Securities Purchase Agreement provided that a condition precedent to the obligation to close was either NASD confirmation that stockholder approval was not required or stockholder approval.96 The Securities Purchase Agreement did require Loral to use “reasonable best efforts” to secure NASD approval, but the best efforts section of the Agreement also made clear that the parties were not required to consummate the transaction on “materially different” terms.97 Most important, the Securities Purchase Agreement made clear that nothing in the best efforts section of the Agreement required any party to amend the Agreement.98 But there was uncertainty in the minds of the Special Committee’s advisors about whether Loral could be required to amend the terms of the Securities Purchase Agreement in a way that was either immaterial or not adverse to Loral. Ultimately, despite some internal firm correspondence suggesting a different outcome,99 King & Spalding advised the Special Committee that if Loral refused to modify the contract and MHR sued, a court would “most likely” require Loral to accept the amendment to the Make Whole required by the NASD if the MHR Financing were to be consummated without stockholder approval.100 Loral’s outside counsel concurred with King & Spalding’s advice.101

The Special Committee thus conceded and agreed to amend the Securities Purchase Agreement to obviate a stockholder vote and to go forward with the MHR Financing on the original terms. On February 27, 2007, the Special Committee, North Point, and the Board of Directors all affirmed that the amendment to the Securities Purchase Agreement did not change their conclusions that the MHR Financing was fair as of October 17, 2007.102 The result was that Loral completed the MHR Financing on February 27 and announced that it had done so.103

That was a surprising development to Loral’s non-MHR stockholders and other interested parties, who had been led to believe by Loral that the Special Committee had been seriously considering alternatives to the MHR Financing that would allow interested stockholders to participate. But that was not really the case because MHR abandoned any consideration of allowing others to participate after the Telesat transaction became public, if not sooner, and the Special Committee yielded rather easily to that demand.

III. Legal Analysis

The plaintiffs argue that the MHR Financing was grossly unfair to Loral, and resulted from fiduciary misconduct by the Loral directors. The plaintiffs contend that the Special Committee bent to the will of MHR, allowing it the chance to increase its ownership stake to 63%104 and to obtain an iron grip over the Company’s future, on terms that were unfavorable to Loral. Because MHR had effective control of the Loral board, the plaintiffs argue that MHR has the burden of showing that the MHR Financing was fair to Loral.

For their part, the defendants argue that the MHR Financing was a fair method of providing Loral with sorely needed capital. They contend that the record proves that there was no other source of capital that would have provided Loral with what it needed on better terms or in the time frame it required. Not only that, the defendants argue that Loral’s and MHR’s prior admissions in SEC filings that MHR was Loral’s controlling stockholder were imprecise, non-binding statements. Because MHR only had 35.9% of the vote, the defendants contend that the entire fairness standard is not the right metric.

In the remainder of this opinion, I address these competing positions, beginning with the question of what standard of review applies.

A. The Entire Fairness Standard Applies

The defendants’ contention that the entire fairness standard does not apply is made in a half-hearted way, and for good reason. Although much of the parties’ back-and-forth about the applicability of that standard focuses on whether MHR was a controlling stockholder, a more mundane reality should not be overlooked. As pointed out earlier, MHR itself told the world that a majority of the Loral board was affiliated with MHR.105 MHR directly controlled three of Loral’s eight directors, defendants Rachesky, Goldstein, and Devabhaktuni. Furthermore, two additional Loral directors, the two directors most responsible for negotiating the MHR Financing, Special Committee Chairman Harkey and CEO Targoff cannot be deemed to be independent of MHR. Targoff was made CEO largely at MHR’s instance, going straight from MHR’s rent-free tenant and “advisor” to Loral’s CEO, and brought with him a plan to have MHR substantially deepen its investment in Loral. Given MHR’s “control” position and “dominant role” at Loral,106 Targoff knew that his continuance as CEO depended in large measure on keeping in MHR’s good graces. Not only that, Targoff and Rachesky were so close that Targoff felt free to seek having Rachesky (and Harkey) invest with him and other “friends” in an opportunity that arose during the Special Committee process.

Likewise, Harkey cannot be considered as independent of MHR. His business and personal ties to MHR and Rachesky are too material, as is evidenced by Harkey’s status alongside Targoff as one of MHR’s “Selected Investment Advisors.”107 Harkey and Rachesky were business school classmates and remain close friends. Harkey was on the boards of three public companies precisely because of his relationship with MHR and Rachesky. Like Targoff, Harkey solicited investments in both his own company and another potential transaction from MHR during the Special Committee process. Beyond just the close personal and professional relationships with MHR and Rachesky, Harkey and Targoff were aware that MHR knew how to use its clout to get its way. After all, they were both advisors to MHR, a firm that, as noted, boasted that it “is unusually well-positioned to extract significant control premiums through [among other things] bringing to bear the Managing Principals’ wealth of knowledge and experience in effectuating control and influence.”108

Thus, regardless of whether MHR was a controlling stockholder of Loral, the MHR Financing was an interested transaction, and a majority of the Loral board – five of the eight members at the time the Securities Purchase Agreement was signed – was affiliated with MHR. Given that reality, the entire fairness standard presumptively applies.109

Moreover, MHR’s belated protestations that it was not a controlling stockholder after all are not convincing. In determining whether a blockholder who has less than absolute voting control over the company is a controlling stockholder such that the entire fairness standard is invoked,110 the question is whether the blockholder, “as a practical matter, possesses a combination of stock voting power and managerial authority that enables him to control the corporation, if he so wishes.”111 MHR possessed such practical power over Loral, and that power shaped the process for considering and approving the MHR Financing.112

Outside of this litigation, MHR and Loral have consistently and publicly maintained that MHR controls Loral. Moreover, even at trial, Targoff admitted that he “would use [the] term” controlling stockholder to describe MHR and that MHR “control[s] de facto in some respects.”113 These admissions comport with the facts regarding MHR’s practical power over Loral.

MHR seated a majority of Loral directors affiliated with itself, and touted that fact publicly. Rachesky assumed the Chairmanship himself and was also a member of the two-person Compensation Committee. He installed his MHR advisor Targoff as CEO. With 36% of the votes, MHR hardly feared a proxy fight, and although it did not have the power to unilaterally vote in charter changes or effect a merger, it had substantial blocking power.114 Not only that, MHR had blocking power over Loral’s ability to redeem the Skynet Notes and had at least some power to control Loral’s ability to conduct an underwritten offering for its own benefit. Both factors played a role in shaping the negotiation of the MHR Financing.

And at the level of basic strategy, it is evident that MHR controlled Loral’s decision to pursue the growth strategy that necessitated additional capital financing and the time table for obtaining that capital.

Indeed, early on in the process, when Rachesky and Targoff were causing Loral to embark on the process of considering a large equity investment in MHR, the Loral board recognized that the interested nature of the transaction and MHR’s clout would likely subject any resulting transaction to entire fairness review.115 To address that, the Special Committee was formed with the hope that that device would, at the very least, shift the burden of persuasion as to the issue of fairness.

Given MHR’s practical control over Loral and the presence of an MHR-affiliated board majority, I therefore have little difficulty in concluding that the entire fairness standard applies in the first instance to the MHR Financing. Furthermore, given the performance of the Special Committee, there is no need to consider some of the more intricate, interstitial standard of review issues that might have arisen had the Special Committee process been less desultory.116

Rather, I turn directly to the question of whether MHR Financing was fair to Loral.

B. The Defendants Have Not Met Their Burden To Prove That The MHR Financing Was Fair

The familiar entire fairness standard requires the court to consider two factors: fair dealing and fair price.117 But the test for an entire fairness is not “bifurcated . . . between fair dealing and price. All aspects of the issue must be examined as a whole since the question is one of entire fairness.”118 Although the relationship between process and price in coming to the ultimate fairness determination is fraught with some imprecision, this case is a good illustration of the relationship between the process used to effect a transaction and the defendants’ ability to meet their burden to demonstrate financial fairness. When the process used involves no market check and the resulting transaction is a highly unusual one impossible to compare with confidence to other arms length transactions, the court is left with no reasoned basis to conclude that the outcome was fair.

1. Fair Dealing

The fair dealing inquiry is fact intensive and “embraces questions of when the transaction was timed, how it was initiated, structured, negotiated, disclosed to the directors, and how the approvals of the directors and the stockholders were obtained.”119 The critical issue here is whether the Special Committee functioned as an effective proxy for arms-length bargaining, such that a fair outcome equivalent to a market-tested deal resulted.120 An effective special committee “must function in a manner which indicates that the controlling shareholder did not dictate the terms of the transaction and that the committee exercised real bargaining power ‘at an arms-length.’”121

That did not happen here. I reach this conclusion for several reasons. For starters, the composition of the Special Committee was flawed. Harkey was poorly situated to be a Special Committee Chairman, a position that, if done well, forced him to push back hard against his close friend, Rachesky, and Rachesky’s firm, MHR, but which Harkey in fact never did. Even if I could put aside Harkey’s less than straightforward trial testimony regarding his knowledge that he was publicly listed as one of MHR’s Selected Advisors when he accepted the role of Special Committee Chairman122 and his efforts to get MHR to invest in Joe’s Crab Shack as well as his own company, Consolidated Restaurants, during the process,123 his relationships with Rachesky and MHR were too substantial to make him a fit member of the Special Committee, much less Chairman. Likewise, Harkey never informed his fellow Committee member, Simon, or its advisors that he was forwarding its internal communications to MHR, including its fallback position on a key negotiating point.

And Harkey’s fellow member, Simon, brought the scientific concept of inertia to the Special Committee by generally remaining at rest until set into motion by the Committee’s advisors. As the Delaware Supreme Court has explained, in the context of a special negotiating committee, “courts evaluate not only whether the relationships among members of the committee and interested parties placed them in a position objectively to consider a proposed transaction, but also whether the committee members in fact functioned independently.”124 Simon was undoubtedly in a difficult position as the second member of a Special Committee led by a conflicted Chairman negotiating with a controlling stockholder.125 But Simon’s generally passive approach did not help. The record reveals that Simon was confused about the status of key issues at several points throughout the process. Although Simon lacked any conflicting ties to MHR, he demonstrated neither the knowledge nor the inclination to prod Harkey and the Special Committee’s advisors toward an effective and aggressive strategy to ensure Loral got a fair deal.

Second, the Special Committee’s financial advisor was outgunned and outwitted. As this court has observed on numerous occasions, the “effectiveness of a Special Committee often lies in the quality of the advice its members receive from their legal and financial advisors.”126 Here, the Special Committee chose a financial advisor that was not qualified to swim in the deep end. That was evident from the start, where the Special Committee questioned North Point’s expertise in convertible securities and North Point promised that it would work with an expert (which it never did) and Loral’s general counsel suggested that the Special Committee hire a more prominent investment bank. The work performed by North Point bore out those concerns.

North Point did no market check before advising the Special Committee to agree to the basic economic terms of the MHR Financing on June 7, a mere eleven days after being hired. After that, North Point remained inactive, claiming to make two phone calls to gauge interest, but never undertaking or seeking the mandate to undertake the kind of market search that an effective investment bank would have.127 Indeed, North Point seemed to lean on MHR’s bank, Deustche Bank, as providing a reasonable basis for being so passive and not seeking to engender market competition.

As or even more troubling was that North Point seemed intent on making the MHR Financing appear more fair rather than providing an objective opinion to the Special Committee and helping the Special Committee use any leverage it had to strike a better deal for Loral and its non-MHR stockholders. For example, Jacquin told a North Point associate to exclude revenue multiples, which increased Loral’s enterprise value, from the financial analysis in North Point’s presentation to the Special Committee because “[w]e need to make this appear to be more fair.”128 North Point’s discounted cash flow valuation of Loral also included a subjective 5% company specific risk premium, which was made by Jacquin without any basis in academic theory or market returns, and which had the effect of inflating Loral’s weighted average cost of capital, thereby decreasing North Point’s DCF valuation and making the MHR Financing appear to be a better deal.129 Likewise, Jacquin undermined Targoff during the negotiations by telling Deutsche Bank that he would not refuse to give a fairness opinion because of a particular issue when Targoff was using that possibility as leverage to get a better deal from MHR.130 This behavior echoed Harkey’s behavior in undermining Loral’s leverage by giving MHR negotiators information about Loral’s side of the table that MHR should not have had.

Regrettably, the ineffectiveness of North Point was not overcome by the presence of transactional lawyers with a large strategic view of their role as counsel. The Special Committee had technically effective counsel from a well-respected firm, but that counsel did not help overcome the lack of any strategic thinking by either North Point or the Special Committee itself. In fact, counsel’s role leads to the next factor that undermined the effectiveness of the Special Committee.

That factor was the Special Committee’s cramped view of its mandate. From inception, the Special Committee was told, without any substantial basis, that it had to get $300 million in equity financing and get it quick. As noted previously, this goal set by Targoff and Rachesky actually suggested that the Special Committee consider a very broad mandate, which was the possibility of a sale of the entire company. After all, if Loral needed that much equity capital, an amount well over half of its market capitalization, and had positive uses for it that presented the potential for increased profits, why not explore a hot market?

This sort of thinking should have come to mind for an obvious reason: MHR was anxious to put in a large amount of capital. MHR is not a charity. It wanted to invest to make money. But the Special Committee never seemed to grasp this, at any time in the process, and never sought to engender any sort of market competition, choosing only to manage as a legal matter, the “Revlon” implications of such a large sale of equity, rather than to respond to the realities as an aggressive negotiator seeking advantage would have.

Likewise, the Special Committee hewed very literally to what it was told by MHR and Targoff. The Special Committee had to get $300 million fast because that is what it was told. Thus, instead of doing any market check, it quickly cut a deal with MHR on key economic terms. Then, when the process dragged on, it never used that delay as a chance to actually explore the market. And even when the market came to it with credible options (e.g., Goldman Sachs), it brushed them aside as not literally meeting the $300 million target, without any thought given to how $100 million, for example, might be a useful start to an alternative package that would put pressure on MHR to come up with better terms.

Even as to the $300 million, the record is devoid of any convincing evidence as to the magic or business logic of that number. The record reveals that Loral needed capital, but its own very experienced banker, Morgan Stanley, outlined ways to meet its most important capital needs that did not require that a single buyer acquire $300 million in equity. From this record, the only magic of the $300 million in equity that emerges is that it had the intended effect of narrowing the Special Committee’s focus to a deal with MHR only and causing the Special Committee to eschew any consideration of raising capital of a lesser amount, raising that amount by a different means, or even being more assertive and seeking a buyer for the whole company. Hence, the result. A Special Committee that was formed in early April and did not hire a financial advisor until May 23, used a month and a half to do nothing. Then it cut the key economic terms of a deal eleven days later with no market check. Then, when things dragged on another three months, it never used the time to widen its perspective and market test its assumptions.

The Special Committee’s tunnel vision undoubtedly played into the last factor I consider, which is the less-than-intrepid manner in which it approached its assignment. Whenever the Special Committee or its advisors had an opportunity use leverage it had or create additional leverage, they found a way to avoid doing so.131 The Special Committee and its advisors largely explain this by saying that any different course of conduct was inconsistent with the need, set by Targoff and Rachesky, to get $300 million in equity financing and fast. But, as noted, the exacting specificity of that need to meet a five-year “wish list” of various items put together by Targoff was unsubstantiated and went unchallenged by the Special Committee,132 even when the time frame stretched out. Instead, the Special Committee simply continued to reject any exploration of alternative options at all, not even bothering to see where they might lead,133 even when getting $300 million quickly had turned into getting $300 million rather deliberately.134

This timidity is not behavior that provides assurance that MHR was confronted with the sort of pressures it would have faced in a market-tested deal negotiated at arms-length. Had the Special Committee and its financial advisor acted with a truly independent mindset — the mindset necessary to serve as an effective proxy for arms-length bargaining and an effective special committee process — it might have questioned a mandate that foreclosed any alternative other than the MHR Financing. This should be especially true here, where Loral’s experienced and long-time investment bank, Morgan Stanley, recommended alternatives that differed from the Special Committee’s narrow mandate. And had the Special Committee bothered to inquire into the oddly precise nature of Loral’s capital needs, it might have discovered that as Targoff explained at trial, “[he] needed equity, not for operations” but rather for “growth” and “the sooner the better, as far as [he] was concerned, but there was no deadline.”135 In other words, this was not a situation where Loral needed the financing to escape an impending bankruptcy or some other type of emergency that might justify paying a “high price” and not fully exploring all the available options.136

The Special Committee also explains its torpor by reference to its concern that MHR would walk away if the Committee complicated the process by generating different alternatives to a deal solely with MHR.137 But where was MHR going? The idea of a large infusion of capital was generated at MHR itself, when Targoff was still there, and largely inspired by MHR’s belief that Loral had positive investment opportunities. Admittedly, MHR had declined to make an investment to fund the New Skies transaction, but that was at a time when it was at odds with Loral’s former CEO. But, by 2006, MHR had now installed Targoff, its advisor and the individual responsible for its original investment in Loral, as CEO, with a strategy going in that involved an infusion of capital into Loral to fuel growth. Would MHR, as owner of 35.9% of Loral’s equity, ultimately decide not finance the growth opportunities that supposedly required $300 million in equity simply because the Special Committee insisted on searching the market to make sure it was getting the best terms? We will, of course, never know because the Loral Special Committee and its advisors never had the gumption to give it even the weakest of tries.

Sadly, by the end of the negotiation process, it appears that Loral’s CEO, Targoff, was a more aggressive negotiator than the Special Committee itself or the Committee’s financial advisor, North Point. By that stage, Harkey, Simon, and North Point seemed willing to sign off on terms that were more advantageous to MHR than Targoff himself wanted to accept. This was exemplified by the unedifying behavior of Harkey and North Point in sharing information with MHR negotiators that undercut others, including Targoff and King & Spalding, who were negotiating for Loral.

After the Securities Purchase Agreement was signed on October 17, the Special Committee was confronted with final and unexpected opportunities to use leverage against MHR to obtain better terms for the MHR Financing. Again, it squandered those opportunities. Although the Special Committee suspended its positive recommendation of the MHR Financing after Highland Capital and Murray Capital objected to the MHR Financing and publicly said it would explore alternatives that would allow interested stockholders to participate in the financing, it never seriously did so. The Special Committee never even followed up on Highland Capital’s offer of the same financing with improved economic terms by, for example, requesting a term sheet from Highland Capital. Nor did it engage North Point or a better equipped bank to seek out alternatives.

And, when the NASD stockholder approval requirement triggered the need to amend the Securities Purchase Agreement at a time when MHR had an approximate $200 million gain on the Financing, the Special Committee shied away from using the uncertainty about whether it was required to amend those terms as leverage against MHR.138 The Special Committee was concerned that Loral might lose a lawsuit against it by MHR if it refused to amend the Securities Purchase Agreement. But why the great fear? MHR would have had to seriously consider the unedifying spectacle of a company’s controlling stockholder suing its Special Committee because the Special Committee refused to amend a contract and thereby deprive the stockholders of a vote on the deal. Moreover, the likely relief sought by MHR would have been specific performance. In that scenario, MHR and not the Special Committee seems to have had the most to lose.

In saying this, I am fully cognizant that it is easy to focus on a discrete aspect of any Special Committee process and find a reason to be critical. I do not point to specific examples of this process because any one of them, in isolation, is dispositive. But it is the sheer accumulation of examples of timorousness and inactivity that contributes to my conclusion that this Special Committee did not fulfill its intended function. When, over the course of nearly a year, there appears to be no instance in which the Special Committee took any of the numerous opportunities available to it to explore the marketplace and determine whether it could obtain better terms than were available from the controlling stockholder, MHR, it is impossible for me to conclude that the Special Committee acted as an effective guarantor of fairness.

2. Fair Price

MHR, with support from its fellow defendants, attempts to meet its burden to prove fairness principally by arguing that it, MHR, was the only source of capital in town, was taking a very high risk, and therefore deserved compensation for that risk. For their part, the plaintiffs have rested their contrary case on the notion that the terms of the MHR Financing were, even by the standards of typical convertible preferred financing transactions, excessively generous to MHR. Even more aggressively, the plaintiffs contend that the trading price of Loral was way off the mark, meaning that the conversion premium of 12% was even more unfair to Loral.

To be direct, even for a judge who has handled his share of appraisal cases, the record as to price is confusing and messy. Speculation suffuses all the expert reports.

There is a reason for this, and not one that aids the defendants. The defendants’ valuation expert, Stowell, takes up much of his report arguing that what Loral was seeking to achieve, a $300 million equity raise involving 60% of its float139 and over 55% of its then market capitalization,140 was simply unique and unlike most comparable convertible preferred transactions.141 For that reason, Stowell says that MHR was justifiably entitled to better than typical terms, both through a higher dividend rate and lower conversion premium, but also in terms like the Make Whole, the assent to its demand that it get dividends in PIK for five years, and the Change in Control Provisions.142 In particular, Stowell notes that MHR was taking on risk because the $300 million offering was so large in comparison to the public float that it would be difficult for MHR to hedge its position. Stowell also criticizes valuations performed by various of the plaintiffs’ experts of the theoretical value of the Preferred Stock MHR received because they did not account for hedging costs, even though there is no basis in the record to believe that MHR ever intended to hedge.143

This is precisely the sort of blinkered reasoning that when, as here, is blithely accepted by a special committee results in a transaction that instills no confidence in public stockholders or the judiciary. In 2006, when Loral was seeking capital, an obvious market existed that could have been tapped, which was the market for corporate control.

But, because MHR controlled Loral and because the Special Committee and its advisors were so passive, Loral forewent any search for a buyer for the whole company. Yet, because Loral was seeking an equity infusion greater than half its market capitalization, options like a rights offerings, a public issuance of equity, or a public convertible offering were unlikely to raise the magic $300 million unless . . . MHR was willing to participate by backstopping the offer.

But, during the negotiation process, MHR supposedly refused to do any such thing. Why would that be?

According to its arguments to me, MHR was coming in as a sort of reluctant, risk-taking hero, willing as a matter almost of duty to bet on a high-risk proposition and come to the aid of Loral’s other investors. Indeed, so bleak and uncertain are the prospects of the Loral that MHR portrays that one hardly understands why a rational, aggressive profit maximizer like MHR proceeded.

Yet, if it was really the situation that Loral’s prospects were so fraught with danger but that it was important for Loral to get capital and take a shot at success, one would have thought MHR would have welcomed the chance to share the risk. By such means, MHR could have retained all the effective control it had and its proportionate ownership stake, but helped expand Loral’s capital base in a manner in which the risk and rewards were shared with others. Indeed, through a backstopped offering, MHR could have grown its position incrementally by accepting shares not bought by others. Although the defendants protest that Loral could not have raised all $300 million through a public rights or share offering, and that trying to do so would have been a sign of weakness hurting Loral’s stock price, they concede that an MHR back-stop would have presented an entirely different scenario. If, for example, all Loral stockholders had been granted the right to buy $300 million in Loral shares, with an MHR backstop to buy whatever rights were not exercised by other stockholders, no signal of weakness would have been sent. Instead, the confidence MHR would have projected would have been a positive signal. And, as mentioned previously, a real market check might have generated other sources of support, such as the Goldman Sachs fund, that might have helped backstop such an offering.144

By insisting, however, that it get it all or it would buy nothing, MHR made itself the only game in town to attain the goal its own hand-picked CEO Targoff had set. It then quickly cut the basic terms of a deal with an outgunned Special Committee that had an outmatched advisor.

The basic financial terms of the MHR Financing were favorable to MHR in comparison to the comparables that North Point examined, and others, like Morgan Stanley, identified. The 7.5% dividend substantially exceeded the 5.0% median of the North Point comparables. Meanwhile, the 12% conversion premium was substantially smaller than the 19.8% median of the North Point and the Morgan Stanley comparables.145 MHR tries to address this by pointing out the risk that it was taking, its inability to hedge that risk effectively given Loral’s thin public float, and relatedly the failure of one of the plaintiffs’ experts to take hedging costs into consideration in coming to a theoretical valuation of the Preferred Stock MHR acquired.

There are several difficulties with that response. For starters, it ignores that MHR had liquidity options other than hedging. Its primary exit strategy was going to be to cause a sale of Loral to a private equity buyer or the public markets. In that connection, one of the many valuable concessions MHR extracted was the Make Whole Provision, which guaranteed that MHR, upon an exercise of its Put Right, would receive its future dividend stream of $450 million, with no discount to present value, in a Change of Control. Aside from having substantial control over a large liquidity event, MHR also secured liquidity through the right to sell the voting shares it converted and to have its non-voting shares replace them so that MHR would remain at the 39.99% voting power level. The so-called liquidity risk MHR was undertaking is not at all convincing as a justification for its receipt of above-market terms.

More important is that MHR was only taking on risk singularly at its own insistence and for its own advantage. It rejected two options for eliminating risk — a pursuit of selling the company as a whole or a sharing of the risk through a backstopped offering. By doing so, it sought to advantage itself by securing for its own exclusive benefit a far greater share of Loral’s equity and insulating itself from any market competition. Why that selfish behavior justified MHR in receiving better-than-market terms is not apparent to me.

The high dividend and low conversion rate are only some of the features of the MHR Financing that were unusually beneficial to MHR. MHR has questioned the admissibility of a report by Stanley Keller, a respected corporate lawyer with relevant experience and training, who examined the underlying documentation of the comparable convertible preferred offerings utilized by North Point in its work for the Special Committee. But that report is as helpful and reliable as any of the valuation reports on this point of market comparability, and Keller’s testimony that the Change of Control and Make Whole features of the Securities Purchase Agreement are highly unusual and favorable to MHR when compared to the features of the comparables chosen by North Point stands unrebutted.146 These terms were highly valuable and instead of being traded off for a lower dividend rate and a higher conversion premium, they were given to MHR on top of a high dividend rate and a low conversion premium.

Even management’s investment advisor, Morgan Stanley, and Targoff balked when MHR demanded that it receive its dividends for five years in PIK. That provision was inconsistent with market practices, which usually allow the issuer to pay in cash or PIK at its option. MHR’s demand for PIK was consistent with all of its behavior, which suggested that Loral had positive investment and growth prospects. Indeed, MHR also extracted the concession that any PIK paid would be valued at the original purchase price of $30.15. Thus, if Loral’s price went up above $30.15, it would have to pay PIK to MHR and only receive credit for delivering $30.15 per share in value. Morgan Stanley deemed this provision “punitive” to Loral.147 But the Special Committee accepted it.

The Special Committee also rewarded MHR with a placement fee of $6.75 million, plus nearly $2 million more to pay for MHR’s financial advisor, Deutsche Bank, and its legal advisors. Of course, placement fees are not unheard of, when someone actually does some placing, such as an outside investment bank. But here nothing was placed. Rachesky and Targoff ginned up the idea of a deepened MHR investment in Loral when Targoff was still working at MHR. The placement fee simply acted as a price cut for MHR.

Finally, MHR extracted incredibly broad class voting rights for itself. Read in accordance with their literal terms, these voting rights give MHR veto power over virtually anything that Loral does that affects the Preferred Stock or the holders of the Preferred Stock or the common stock into which it converts. Although class voting rights are not unusual features of a preferred stock offering, the terms of the voting rights given to the Preferred Stock sold to Loral are not typical because they are so broad. Taken together with the Make Whole, MHR’s right to seat another director of its choosing, and Loral’s substantial 39.99% voting power, the voting rights granted in connection with the Preferred Stock gave MHR an iron grip on Loral and the ability to extract a control premium for itself in any future Change of Control.148 This result was, I have no doubt, not happenstance. It is consistent with MHR’s own publicly touted M.O.149 For all these reasons, MHR has failed to convince me that the terms it received were fair, even assuming that the trading price of Loral fairly reflected the company’s value.

The plaintiffs, of course, would also have me conclude that Loral’s stock price was materially out of step with its fundamental value.150 They have presented credible experts to render estimates of Loral’s stock price that are far in excess of the price that Loral stock was trading at when the Securities Purchase Agreement was signed. Those experts have also done a good job of pointing out flaws in the work of the Special Committee’s advisor, North Point, that leave me unable to draw any confidence from North Point’s work.151

To support their argument that Loral’s stock trading price understated the firm’s value, the plaintiffs point to the thin public float in Loral shares and Loral’s lack of earnings releases and other communications efforts designed to apprise the market of the company’s prospects. In that respect, the plaintiffs also note the absence of analyst coverage of Loral and the presence of MHR as a controlling stockholder to suggest that the trading price of Loral is not a good indication of the company’s value.

They also urge me to focus on MHR’s behavior. MHR eschewed any option that would have permitted others to invest along with it in Loral, wanting the opportunity all to itself. The plaintiffs also point to an internal valuation done by one of MHR’s Managing Principals, Devabhaktuni, in the spring of 2006. That valuation used an EBITDA multiples analysis method to come to a mid-range of value of $34.78.152 Moreover, in assessing whether to deepen its investment in Loral, MHR had access to non-public projections of future earnings by Targoff and his management team, which suggested that Loral would grow EBITDA at a fairly rapid rate. MHR was also aware that Loral had a good opportunity, if no certainty, of striking a deal for Telesat, as Telesat’s own CEO favored that option. Indeed, before the Securities Purchase Agreement was signed, MHR knew that Telesat was engaging in an auction and that Loral would be bidding.

For all these reasons, the plaintiffs would have me conclude that Loral’s actual value was something like $48.70 per share as of the time the Securities Purchase Agreement was signed.153 The difficulty I have with that position is that I cannot, with the required confidence, find that Loral had that sort of value as of autumn 2006. Although I do believe that Loral had substantial growth prospects, and that was precisely why MHR was behaving as it was, Loral also faced substantial challenges. The Telesat transaction was an attractive option, but was one that Loral would only win in a market contest. Loral’s prospects to build more satellites by winning contracts were seen by management as good, but they were prospects only, and not based on signed contracts. Moreover, Loral had only come out of bankruptcy in November 2005 and its management had no proven track record of predicting the future with accuracy. And, even though Loral’s public float was small, its stockholder base was sophisticated, concentrated, and seems to have followed the company quite closely.154 For that reason, even one of the plaintiffs’ experts admitted that he did not quibble that Loral’s stock price was informative, in that it reflected the views of an efficient market, at least in the semi-strong sense.155

Taken together, the evidence suggests that the use of the trading price to set the conversion premium unfairly advantaged Loral, but not nearly to the extent the plaintiffs suggest. MHR possessed valuable information about Loral’s prospects that was not available to the public, which along with its own control over Loral’s future strategy, led MHR to value Loral more highly than the public markets. Although I need not, and therefore do not, reach any conclusion that this information was material in the sense used in securities disclosure cases, I do find that MHR’s possession of positive, non-public information regarding Loral’s future prospects deserves weight in shaping a remedy in this case.156 As corporate finance literature suggests, one group of investors’ behavior — corporate insiders — has been shown to be suggestive of future stock movements.157 When the largest stockholder of a corporation possesses non-public projections, behaves in a manner entirely consistent with expectations for corporate profit growth, and one of its Managing Principals conducts an analysis resulting in a valuation of the corporation that is well above its trading price, there is substantial reason to conclude that the market trading price is not an entirely reliable estimate of value. This factor is another reason I conclude that MHR has not justified the fairness of the terms it received.

Taken as a whole, the record leaves me persuaded that MHR received unfairly advantageous terms from Loral. The dividend rate was too high and the conversion rate too low. As important, the MHR Financing took MHR from a large blockholder who could not unilaterally prevent a control transaction to a preferred stockholder whose class voting rights gave it affirmative negative control over almost any major transaction. In real world terms, that means that anyone who desires to take control of Loral will be obligated to hold a separate negotiation with MHR over whether to pay it a non-ratable share of the control transaction price. Thus, although the Special Committee avoided shopping the company, it effectively turned MHR from a stockholder with the practical ability to control Loral, into one with absolute negative voting control and a right to 63% of the company’s equity.

The question therefore becomes what to do about that. The plaintiffs have advanced the position that I ought to enter a very large damages award, based on valuing Loral at $48.70 on the date of the Securities Purchase Agreement, and use that price as the basis for turning MHR’s Preferred Stock into non-voting common stock.

The latter aspect builds on a possible remedial option I shared with the parties before post-trial briefing, and which still appeals to me. In large measure, the problematic record in this case results from the defendants’ decision to engage in a large, non-market tested transaction, which is without many, if any, precedents. In reality, the transaction was of the kind that implicates the core concerns animating the Revlon doctrine, as Loral should have been seeking the best price and compensation for the additional control rights it was conferring on MHR. Addressing the unusual features of the Preferred Stock in an effective way through precise surgery, would be cumbersome and leave Loral with an unnecessarily complicated balance sheet, simply because the defendants chose to engage in a strange, conflicted exercise in capital raising. Valuing the Preferred Stock as it is would require me to come up with an estimate about the economic value of the additional control rights that would be less than ideally precise.

The most equitable remedy is therefore to take MHR and the Special Committee up on their desire to avoid a Revlon deal, and to reform the Securities Purchase Agreement to convert the Preferred Stock that MHR received into non-voting common stock on terms fair to Loral. By that means, the harm to Loral will be rectified but on a basis that is not punitive to MHR, as it will still retain a substantial claim on Loral’s future profits.

In adopting this approach, I also take into account MHR’s advocacy that I should give substantial weight to the trading price of Loral.158 I do so, but also recognize that the trading price was a minority value, affected by the market’s knowledge that MHR had effective control of Loral. Thus, a rational market price would not attribute anything but a trivial value to the voting rights attached to the shares. Given that and given that the defendants failed to subject MHR’s bid to any testing in the market for corporate control, it is fitting to eliminate the control aspects of MHR’s additional investment altogether and to alleviate the harm to Loral flowing from having the complicated capital structure resulting from the MHR Financing.

Furthermore, although I give substantial weight to the actual trading price for reasons I have previously discussed, I also give weight to the non-public information MHR possessed, weight which manifested itself in MHR’s own internal valuation of Loral. I therefore give 50% weight to the mid-range of the valuation that MHR itself performed ($34.78), while giving 50% weight to the actual trading price of Loral ($26.92). The result is a valuation of $30.85. This is a balanced approach which eliminates the speculation involved in the plaintiffs’ approach while also taking into account the reality that the defendants’ behavior has left the court without any reliable evidence of what a competitive market test would have yielded. I have also tilted in the conservative direction toward MHR, by recognizing that MHR consented to the early redemption of the Skynet Notes in connection with the Securities Purchase Agreement, a consent that was valuable to Loral, and saved it millions of dollars.

MHR’s demand for a placement fee for a transaction that it sought out and prevented others from participating in was also unfair overreaching. Therefore, it is appropriate to ensure that MHR does not benefit from the $6.75 million it took as a fee for placing securities with its own controlled company. I will not, however, put in place any offset for MHR’s advisor fees as a payment by Loral for those fees in a fair deal would not have been eyebrow raising.

Therefore, the remedy I will enter will involve dividing $293,250,000 by $30.85, and leaving MHR with shares of Loral non-voting common stock in place of the Preferred Stock. After that remedy, MHR will hold 57% of the total equity of Loral,159 but remain at its prior level of voting power (35.9%). It thus retains substantial value, a value largely premised on its own view of fair value. Moreover, because of its effective control, MHR retains the liquidity option of the market for corporate control. At the same time, the remedy rectifies the harm to Loral and its public stockholders from an unfair, non-market tested transaction that saddled the corporation with an unwieldy capital structure and a future in which MHR held unilateral veto power over virtually any major decision the Loral board made.

MHR contends that a remedy of this nature is beyond the powers of this court of equity. I disagree. Our Supreme Court has emphasized the broad remedial power of this court to address breaches of the duty of loyalty.160 Reforming the Securities Purchase Agreement in this fitting and proportionate way is necessary to address the serious overreaching engaged in by MHR.161 In this regard, I note that the nature of this remedy makes it unnecessary to undertake at this time a director-by-director liability assessment. The entire fairness test is one designed to address a transaction’s sustainability,162 against any party other than the interested party, the test is, in itself, not adequate to determine liability for breach of duty. For example, being a non-independent director who approved a conflict transaction found unfair does not make one, without more, liable personally for harm caused. Rather, the court must examine that director’s behavior in order to assess whether the director breached her fiduciary duties and, if a § 102(b)(7) clause is in effect, acted with the requisite state of mind to have committed a non-exculpated loyalty breach. Because the remedy is one that can be effected as between MHR and Loral, there is no need to make findings about the extent to which the individual directors would be subject to liability if I awarded Loral monetary damages.163

IV. The Noteholder Action

I now turn to resolving the Noteholders’ action, which was tried in a consolidated way with the fiduciary duty claims of the stockholder plaintiffs.

As described above, Loral issued the Skynet Notes when it emerged from bankruptcy in 2005. The Skynet Notes had a 14% coupon which made them very expensive to Loral and correspondingly valuable to the Noteholders. The “Indenture” governing the Notes also imposed limitations that “impose[d] restrictions on [Loral’s] operations and limit[ed] [Loral’s] ability to enter into financial transactions.”164 The Skynet Notes were callable at 110% plus accrued interest in 2009, but they could be called at 110% plus accrued interest before 2009 if Noteholders representing less than two-thirds of the Notes objected to the redemption.165

MHR, which had backstopped the rights offering of the Skynet Notes, owned 45% of the Skynet Notes and thus it could unilaterally consent166 to the early redemption of the Skynet Notes. That fact was clearly stated in Loral’s bankruptcy disclosure statement. The disclosure statement indicated that Skynet could seek an early redemption of the Skynet Notes and that a Noteholder with one-third or more of the Notes could prevent the remaining Noteholders from preventing the redemption of the Notes. It further explained that MHR would own more than one-third of the Notes and that “[s]o long as MHR owns at least one-third . . . of the aggregate outstanding principal amount of the [Skynet Notes], the holders of the [Skynet Notes] would not be able to cause . . . such redemption . . . not to be effected, without the approval of MHR.”167 In the same section, the disclosure statement also made clear that “MHR may have interests that differ from the other security holders.”168

The Noteholder Plaintiffs, a group of non-MHR Noteholders, contend that Loral breached the covenant of good faith and fair dealing implied in the Indenture by paying MHR additional compensation that was not made available to all the Noteholders on a pro-rata basis in return for MHR’s consent to an early redemption of the Notes. The Noteholder Plaintiffs allege that the additional compensation to MHR took the form of the MHR Financing that was issued at below market value and was designed to induce MHR to consent to the early redemption of the Notes. Under the terms of the Securities Purchase Agreement, MHR agreed to consent to an early redemption in connection with a strategic transaction by Loral exceeding $600 million.169 Eventually, on July 3, 2007, MHR did consent to such a redemption in connection with the upcoming Telesat transaction.170

The Noteholder Plaintiffs seek the value of the interest payments lost as a result of the allegedly improper early redemption, which their expert has estimated as ranging from $9.0 to 17.9 million.171 Loral’s primary response is that making a non-pro-rata payment to MHR in return for MHR’s consent did not violate the implied covenant of good faith and fair dealing.172

The Indenture is governed by New York law.173 Under New York law, “all contracts imply a covenant of good faith and fair dealing in the course of performance.”174 “Th[at] covenant embraces a pledge that neither party shall do anything which will have the effect of destroying or injuring the right of the other party to receive the fruits of the contract.”175 “The appropriate analysis, then, is first to examine the indentures to determine ‘the fruits of the agreement’ between the parties, and then to decide whether those ‘fruits’ have been spoiled — which is to say, whether plaintiffs’ contractual rights have been violated by defendants.”176

The Noteholder Plaintiffs acknowledge that the “Indenture is silent on th[e] issue of whether Loral can offer MHR a payment to consent to an early redemption and not offer that payment to all Noteholders.”177 The Noteholder Plaintiffs contend, however, that “the implied covenant of good faith and fair dealing prohibits unequal payments for consent to noteholders during a redemption in the absence of an expression provision” allowing such payments.178 They do not ground that assertion in any particular provision of the Notes or any decision of a New York court so holding, but rather in the supposedly “bedrock principle of the bond markets” that unequal payments to bondholders are not allowed.179 The Noteholder Plaintiffs bolster their argument that selective payments for consent are not allowed by stating that such payments “simply do not occur in the debt market.”180 In supporting their argument, the Noteholder Plaintiffs have not burdened the record with any authority for their “bedrock principle of the bond markets” other than testimony from the Noteholder Plaintiffs themselves. That is, they have not cited any treatise on the bond market or provided any expert testimony confirming their assertion that selective payments for consent are universally understood to be verboten.

In contrast, Loral has seized upon the “Payments for Consent” restrictive covenant that was included in the original publicly filed draft of the Indenture but ultimately removed from the final Indenture. The Payments for Consent covenant included in the original draft Indenture was as follows:

Payments for Consent. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture, the Notes or any Collateral Document unless such consideration is offered to be paid and is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.181

Counsel for MHR responded to the Payments for Consent restrictive covenant by changing “will not” to “may” and deleted the final “unless” clause so that the Payments for Consent covenant allowed selective payments for consent.182 The final result of the negotiations was that the Payments for Consent restrictive covenant was not included in the Indenture. Interested parties were made aware of the changes because Loral publicly filed a blackline showing the changes to the original publicly filed draft of the Indenture, including the striking of the Payments for Consent restrictive covenant. The drafting history is of importance for two independent reasons.

For starters, it demonstrates that this is not a case where the negotiators failed to address a possibility and the court must fill the void by trying to figure out what to do in an unforeseen circumstance that has now come to pass. Nor do I consider the bargaining history to involve a draw, as the Noteholder Plaintiffs suggest. To the contrary, they lost. As a general matter, Indentures are to be read strictly and to the extent they do not expressly restrict the rights of the issuer, the issuer is left with the freedom to act, subject only to the boundaries of other positive law.183 Having demanded an express restriction and lost, the Noteholders are poorly positioned to argue that they got an implied one.184 Under New York law, a court “will not imply a term where the circumstances surrounding the formation of the contract indicate that the parties, when the contract was made, must have foreseen the contingency at issue and the agreement can be enforced according to its terms.”185

The other reason the bargaining history is relevant is that it demonstrates that there is no universally accepted default rule prohibiting payments for consent. The negotiators for the Noteholders no doubt recognized that and sought out an express protection, precisely because MHR’s large stake gave it sufficient power to unilaterally consent to an early redemption and its equity interest in Loral gave it potential reasons to consent that other Noteholders might not share.

This inference is justified by the record evidence regarding the presence of express covenants prohibiting payments for consents in many indentures. Loral introduced into the record a compendium of the indentures that were publicly filed in the five months before the Skynet Notes were issued that shows that approximately 10% of those indentures contained Payments for Consent restrictive covenants.186 As Loral argues, the existence of such Payments for Consents restrictive covenants in a material percentage of these indentures undermines the Noteholder Plaintiffs’ assertion that there is a bedrock principle in the bond market that selective payments for consent are not allowed. Why would these sophisticated parties contract to include such a restrictive covenant if it is such an indisputable proposition that it is implied in all bond indentures? The Noteholder Plaintiffs counter that the Payments for Consent restrictive covenants are included as “belts and suspenders language.”187 That doesn’t make sense. The indenture is the primary source of rights for Noteholders.188

Noteholders are generally sophisticated investors who fight to create and include covenants that protect their rights. I am therefore not convinced by the Noteholder Plaintiffs’ unsupported argument that such investors would blindly rely on an implied covenant that has never been recognized by a New York court when explicit model covenants189 on the same issue are clearly in existence and in use in market transactions.190 The Noteholder Plaintiffs have not identified any other covenants in the Indenture or in indentures in general that operate as “belts and suspenders language.” Nor, importantly, have they identified any indentures that contain language explicitly permitting selective payments for consent. All those factors support that, at a minimum, the Noteholder Plaintiffs have failed to carry their burden in establishing the central premise of their implied covenant argument — the existence of a universally understood, but unwritten and judicially unrecognized, bedrock principle that unequal payments to bondholders are not allowed.191

That conclusion is supported by the relatively scant financial literature on Payments for Consent restrictive covenants. For example, a 1993 survey of note covenants observes the following:

In a private placement sample, 60% of the agreements prohibit consent payments unless they are paid to all bondholders. Intra-claim conflicts can explain this prohibition for, without the prohibition, an issuer can reach an agreement with a few large lenders and pay only them for consenting. All non-participating lenders, while bound by the covenant changes, would receive no compensation.192

Likewise, the existence and import of a Payments for Consent restrictive covenant is noted in several discussions of note covenants in the financial literature.193 Most recently, the concept of bondholders extracting selective payments for consent and the existence of Payments for Consent restrictive covenants to avoid such selective payments has been discussed in the context of hedge fund activism.194

Candidly, the record suggests that selective payments for consent are rarely made.195 But, it also suggests that it is extremely rare for one noteholder to own so much of an issue of notes that it has a control position over a consent vote.196 In a situation like this one, where it has been previously disclosed that a single noteholder whose interests might differ from other noteholders has control over a consent and there exists in common usage a covenant that prevents selective payments for consent, it would be unprincipled for a court to speculate, based solely on the self-serving testimony of the plaintiffs about their understanding of the market’s view of a default rule proscribing such action, that the fruits of the bargain were such that the controlling noteholder could not extract a selective payment for consent. “Implying the covenant requested by the [Noteholder Plaintiffs] would also be ‘troublesome’ in view of the fact that the Indentures ‘could easily have been drafted to incorporate expressly the terms the [Noteholder Plaintiffs] now urge this court to imply.”197

Given that indentures are highly negotiated contracts forged by sophisticated parties and that such parties clearly know how to craft Payments for Consent restrictive covenants, it would be exceedingly odd for me to craft a common law rule of New York law prohibiting noteholders from receiving payments for consent. Such a rule would be akin to adopting a prohibition on the receipt of an equity control premium by a controlling stockholder of a corporation. The common law of corporations of New York has never embraced such a ban.198 That is the case even though stockholders have far less specific contractual rights than noteholders and a less practical ability to negotiate for themselves. Admittedly, equitable limitations, in the form of fiduciary duties, place some restraints on the circumstances in which a controller can receive an equity control premium, but the default rule remains that such a premium can be extracted. Moreover, the equitable limits largely exist in the corporate context because corporate statutes and charters are typically enabling in form, do not contain highly negotiated restrictions, and therefore equitable fiduciary concepts act as the general contractual default. Indentures by contrast, are highly negotiated contracts, tailored to particular circumstances, and contain numerous restrictions on issuer behavior. Given the greater ability of noteholders to protect themselves at the negotiating table, one would think that there would be less, not more reason, to adopt a common law prohibition against control premiums for noteholders who take a large, controlling voting position in a risky note issuance. Why set a rule like that, when the market players can address the problem themselves in a contextually specific way?

In this respect, the rule the Noteholder Plaintiffs seek to have me make would not be easy to implement. What is a forbidden payment? Would a merger agreement signed by Loral that promised a large equity premium to MHR but was conditioned on early redemption of the Skynet Notes be barred? Even on the facts here, MHR received no express payment for the consent it gave. I have little doubt that MHR’s willingness to consent to early redemptions of the Skynet Notes was influenced by the benefits it would receive as an equity holder of Loral (both from its pre-existing common stock position and from the Convertible Preferred Stock) it was obtaining in the MHR Financing. But it is impossible to isolate a precise sum MHR received. Rather, MHR simply concluded that, within the overall context of the MHR Financing deal and given its pre-existing equity ownership of Loral and Loral’s seemingly bright prospects, it was worth the candle to give its consent. I confess to not finding this to be anything like conscience-shocking, given the commercial risks MHR took on by buying 45% of the Skynet Notes and so much of Loral’s equity, risks that other noteholders did not share.

Finally, the Noteholder Plaintiffs have also attempted to sway me by pointing to judicial decisions suggesting that it would be a breach of the implied covenant of good faith and fair dealing for an issuer to pay some noteholders more in order to get their consent. But those decisions involve dictum and nothing more. In this regard, it is important to note that the Noteholder Plaintiffs find no support in the terms of the Skynet Indenture for their argument that the Indenture impliedly prohibits unequal payments for consent are not allowed.

That makes this case distinguishable from the only case the Noteholder Plaintiffs claim holds that all bondholders must be treated equally. That unreported federal decision applying New York law, Whitebox Convertible Arbitrage Partners, L.P. v. World Airways, Inc.,199 involved a corporation that wanted to redeem all of a series of convertible debentures (the “2004 Convertibles”) but did not have the cash to do so. The corporation originally extended a public exchange offer to all holders that would have exchanged a portion of the 2004 Convertibles for convertible debentures with more favorable terms (the “2009 Convertibles”) and redeemed the remaining portion for cash so long as 95% of the 2004 Convertibles were tendered into the exchange offer. But while the public exchange offer was outstanding, the corporation consummated a private exchange offer with a select group of 2004 Convertible holders. That select group was allowed to convert into the 2009 Convertibles. After the private exchange offer took place, the remaining 2004 Convertible holders were forced to redeem their 2004 Convertibles for cash. The plaintiffs sued alleging a non-pro-rata partial redemption in violation of an express covenant that the Convertibles selected for an oversubscribed partial redemption would be selected “pro rata or by such other method as the Trustee shall deem fair and appropriate.”200 The court found that the private exchange offer and subsequent redemption were “two partial redemptions” that treated the holders differently in violation of the express covenant on partial redemptions.201 It then held that the provision of “a special incentive to certain bondholders in an effort to obtain their approval of a bond exchange while not making the same offer to other bondholders” was the type of “manipulation that [the express covenant on partial redemptions] and the principles of good faith and fair dealing are designed to avoid.”202 The good faith and fair dealing comment is clearly dictum in light of an express covenant on point and not backed up by any reasoning.203 In fact, what is most notable about the Whitebox case is that the instrument at issue included in its language an equal treatment covenant that directly required pro-rata treatment in a partial redemption, the particular type of transaction at issue. In other words, the only case the Noteholder Plaintiffs cite for the equal treatment of all bondholders principle actually demonstrates that bondholders do not rely on the mercy of the court’s enforcement of a default rule embracing such an implied principle but rather expressly demand such a covenant at the bargaining table. That is wise behavior given the absence of any decision of the New York State courts embracing any default rule of that kind.

In sum, the Noteholders here got their contractual expectancy, their bargained-for “fruits.” That was 110% of the principle value of their Notes and accrued interest. That amount was hardly a penalty rate; rather it is a relatively generous formula that was specifically bargained for. Although it is less than the Noteholders would have received in the absence of an early redemption, that amount is a sum that the Noteholders reasonably expected could result.

V. Conclusion

For the foregoing reasons, I conclude that the MHR Financing was unfair and that a final judgment should be entered in favor of Loral and against MHR on the terms I have outlined; that the claims against defendants Olmstead and Stenbit shall be dismissed; that the question of whether the other individual director defendants acted with the degree of culpability required to subject them to monetary damages liability should be deferred until such a time, if ever, when it becomes necessary to answer; and that the Noteholder Plaintiffs’ claims are dismissed. The parties shall collaborate on an implementing order, and present it within fifteen days. During that time, the parties shall also address the process for considering any fee application the Stockholder Plaintiffs might make, if agreement on that issue cannot be reached after good faith discussions, which I trust the parties shall promptly undertake.

Footnotes

1 Tr. at 679 (Townsend).
2 JX 1222 at 1.
3 Pre-Trial Stip. at 1.
4 JX 1222 at 29 (“MHR’s significant equity ownership and control of Loral’s board enables it to play a dominant role in creating and implementing Loral’s post-reorganization strategy.”).
5 JX 103 at 19 (2005 10-K stating “MHR is our controlling shareholder and may have conflicts of interest with us in the future.”); JX 1005 at 25 (2006 10-K stating the same).
6 JX 1222 at 3.
7 Tr. at 866 (Targoff).
8 JX 1222 at 21.
9 JX 45 at 1-2.
10 Tr. at 760 (Targoff).
11 Tr. at 286 (Simon).
12 Tr. at 114 (Harkey).
13 In fact, Harkey, Targoff, and Rachesky are all directors of Leap.
14 Tr. at 275 (Simon).
15 Given this dearth of evidence about Olmstead and Stenbit, I say almost nothing more about them. As the plaintiffs have failed to provide any basis for me to infer subjective bad faith on their part, and therefore failed to provide any basis for me to hold them liable given the presence of an exculpatory provision in the Loral charter, I must dismiss the claims against these directors. 16 Tr. at 677 (Townsend); see also Tr. at 765 (Targoff).
17 JX 706 at HCOP0005449.
18 JX 42 (December 21, 2005 email from Targoff to MHR’s principals and outside counsel).
19 Tr. at 776 (Targoff).
20 Tr. at 777 (Targoff). Part of the reason for Targoff’s belief that an equity investment by MHR was the most feasible method for obtaining additional equity financing was that, as part of the Registration Rights Agreement between MHR and Loral that was signed as Loral exited bankruptcy, Loral agreed not to initiate an underwritten offering of its securities for its own account for nine months after Loral filed a registration statement at MHR’s request. JX 32 § 3.2(c); Tr. at 778 (Targoff). Although MHR never requested that Loral file such a registration statement, Loral and MHR agreed to start the nine-month period on June 1, 2006. Thus, this restriction was one of several reasons Loral narrowed its capital raising focus to MHR. JX 42 (emphasis added).
22 JX 72 (Doron Lipshitz email dated March 1, 2006).
23 JX 75 (Bruce Kraus email with excerpts of Kahn v. Tremont, 694 A.2d 422 (Del. 1997), and the statement “even if you have an independent committee, you’re not home free, but you can imagine the result if you didn’t use one at all”).
24 JX 1244.
25 JX 1244.
26 JX 1246 (letter dated March 20, 2006).
27 JX 97 at 3.
28 JX 119.
29 Targoff had been in discussion with MHR about the equity investment for weeks, as evidenced by the following March 22, 2006 internal MHR email:

[With respect] to the equity investment, [Targoff] plans to brief the board about his desire to add equity and show them our letter exchange. He plans on having [his] case for the investment fully built and ready for the April 7 b[oar]d meeting and to create the special board committee and proceed from there.

JX 93 (email from Goldstein to Rachesky and Devabhaktuni).
30 Tr. at 700 (Townsend).
31 JX 121 (April 7, 2006 presentation to the board).
32 See Tr. at 791 (Targoff acknowledging there was “no deadline” for the propose capital raise).
33 Tr. at 148 (Harkey).
34 JX 119 at 4.
35 JX 45 at 1-2; JX 1222 at 21.
36 Special Comm.’s Post-Trial Op. Br. at 2.
37 Tr. at 822 (emphasis added).
38 JX 129.
39 Id.
40 Targoff Dep. at 573; JX 119.
41 Tr. at 150 (Harkey); see also Tr. at 339-40 (Simon).
42 Tr. at 339 (Simon).
43 JX 136.
44 Tr. at 41 (Harkey).
45 JX 193 (May 23, 2006 Special Committee minutes). Oddly, the Special Committee eliminated Lehman Brothers from consideration because Harkey went to business school with a Managing Director at Lehman and Simon also had a long-standing relationship with that same director. The Special Committee concluded that those relationships “could affect Lehman’s ability to provide independent advice to the Committee.” JX 193. Of course, Harkey was Rachesky’s business school classmate, long-time friend, and professional “advisor.”
46 JX 186 (May 19, 2006 Special Committee minutes).
47 JX 195 (May 24, 2006 email from Jacquin to the Special Committee’s counsel in response to Simon’s request that Jacquin “forward . . . Brad England’s name for the record”).
48 This task strained both North Point’s experience and capacity. See JX 238 (June 2, 2006 internal North Point email to Jacquin stating that “[f]rankly, none of us have had a ton of experience on evaluating this type of deal and its [sic] pretty complex so there [sic] I can feel the group is a bit overwhelmed”).
49 JX 250 at 3 (June 4, 2006 Special Committee minutes); see also JX 249 (June 4, 2006 North Point presentation).
50 JX 250 at 3.
51 Revlon, Inc. v. MacAndrews & Forbes Holdings, Inc., 506 A.2d 173 (Del. 1986).
52 Tr. at 63.
53 The terms discussed throughout this section are taken from the October 17, 2006 Securities Purchase Agreement, JX 562, and the February 27, 2007 Securities Purchase Agreement and Certificates of Designation, JX 994.
54 See JX 563 (email from Loral’s assistant general counsel to King & Spalding after the Securities Purchase Agreement was signed, stating that “I do think it is safe to say that between us and MHR we have now come up with the most complicated thing known to man!”); JX 372 (email from Loral’s outside counsel to Loral’s assistant general counsel stating that he “was working through [the financing] documents . . . and found them pretty rough going just from the point of view of following the syntax!”).
55 Keller Report at 10. This amount presumes that Loral was required to pay PIK for the entire Make Whole Period. If the Change of Control took place after the mandatory PIK period and Loral qualified to pay dividends in cash at that time, the equity amount would be reduced because Loral could elect to pay the value for the dividends that would otherwise be paid over the Make Whole Period in cash rather than common stock.
56 The parties specified that the sale of any one of Skynet or SS/L would not trigger the sale of substantially all of the assets Change of Control provision. This clarification was likely put in place in anticipation of the potential sale of Skynet as part of the Telesat transaction.
57 Certificates of Designation § VI(F).
58 JX 383 (Loral’s own outside legal counsel commenting on the class voting rights).
59 Certificates of Designation § VI(E)(iii).
60 JX 383.
61 § 5.11.
62 Tr. at 866 (Targoff).
63 JX 242 (email from Targoff to Art Simon stating that “[a]ny provision that limits [Loral’s] ability to take an action that [it] could have taken if [the Financing] had been common should be considered fair [bait] for negotiation” because the Financing “is preferred at [MHR’s] request, not for pricing benefit to the company”).
64 JX 549 at 11 (October 17, 2006 Special Committee Presentation recommending Financing to Loral’s board).
65 JX 250 (June 4, 2006 Special Committee minutes).
66 See Tr. at 434-38 (Jacquin).
67 See Tr. at 481-82 (Jacquin); JX 557 at 44.
68 JX 557 at 44 (North Point presentation to the Special Committee on its “Market Check of Alternatives” stating that “[d]uring the negotiations, North Point had numerous discussions with the financial advisors of both Loral and MHR” and that “[b]oth Morgan Stanley and Deutsche Bank indicated to [North Point] that a public markets capital raise of $300 million would be extremely unlikely”).
69 See Manas Dep. at 120, 152.
70 See Brail Dep. at 117; JX 557 at 44 (North Point Presentation citing an August 7, 2006 comment by Morgan Stanley that the “MHR deal is the most efficient way to raise capital of this size”). The understanding was that “efficient” meant “quickest.” Tr. at 423 (Jacquin).
71 JX 410.
72 Tr. at 431 (Jacquin).
73 Tr. at 417-18 (Jacquin).
74 JX 549 at 14 (October 17, 2006 Special Committee presentation recommending the Financing to Loral’s board).
75 In fact, it appears that the Special Committee’s counsel was specifically excluded from certain negotiations, at the impetus of defendant Goldstein, until “the Company and MHR ha[d] resolved all open issues.” JX 536 (October 13 email from Loral’s Vice President to Loral’s outside counsel).
76 JX 542.
77 Tr. at 279 (Simon testifying that “on occasion I felt it more appropriate for [Harkey] to directly contact Hal Goldstein or Mark Rachesky, than myself, because he had dealt with these people over a period of time, knew them better.”). The Special Committee minutes support the conclusion that, in general, Harkey was the only Special Committee member who ever engaged MHR himself. See, e.g., JX 290 (June 21, 2006 minutes stating that “Harkey provided an update on his discussions with Mark Rachesky and Hal Goldstein of MHR”); JX 309 (July 5, 2006 minutes stating that “Harkey reported that he and Mr. Targoff had spoken with representatives of [MHR] about the open financial terms relating to the proposed offering”); JX 340 (August 3, 2006 minutes stating that Harkey said that he, Goldstein, King & Spalding, and Stroock “had several discussions with a view to resolving the outstanding issues”).
78 JX 214 (May 27, 2006 email, during the critical less-than-two-week period after North Point was hired and before the Special Committee formally decided that MHR was the best source for the financing, stating that Simon had “no knowledge of what is planned next”).
79 JX 286 (June 15, 2006 email from Simon that further stated “[i]s the negotiation now between S&K [sic] and Strook [sic]? When (or should?) [Harkey] and/or I get involved in order to finalize this transaction . . . ?”).
80 Tr. at 307 (Simon).
81 JX 353 (August 14, 2006 email from Harkey to Goldstein).
82 JX 353.
83 JX 350 (August 11, 2006 email from Goldstein to Harkey).
84 See Tr. at 95-98. Harkey first denied this at trial and then equivocated by saying that although he was presenting the investment opportunity to MHR, his company was not contemplating an investment in Joe’s Crab Shack. The record suggests otherwise, including testimony by Jacquin that Harkey’s company was interested in buying Joe’s Crab Shack and that Harkey told him that he had discussed the deal with four or five groups, including MHR. Tr. at 520-21.
85 JX 409 (emphasis added).
86 See, e.g., JX 501 (October 4, 2006 email from Harkey to an MHR analyst with a “Buyout Model” for his company); JX 515 (October 10, 2006 email from the CFO of Harkey’s company to an MHR analyst discussing a due diligence list); JX 602 (October 23, 2006 financial model of Harkey’s company that was updated by an MHR analyst and included a line item for “MHR Financing”).
87 Like the Joe’s Crab Shack solicitation, Harkey also denied this at trial and stated that he was only seeking advice from MHR on how to structure the financing. Tr. at 129. But again, the overwhelming weight of evidence suggests otherwise. See, e.g., Capers Dep. at 29-30 (King & Spalding attorney stating that after the closing of the MHR Financing Harkey told him that he had solicited MHR to invest in his company).
88 JX 416; Tr. at 943-944 (Targoff).
89 JX 554 (North Point Fairness Opinion); JX 555 (October 17, 2006 board minutes).
90 JX 561.
91 JX 601 (October 23, 2006 Highland Capital letter to the Special Committee); JX 627 (October 25, 2006 Murray Capital letter to Loral’s Board of Directors).
92 JX 601 at 3.
93 Tr. at 395 (Smith).
94 Tr. at 88 (Harkey).
95 Tr. at 849 (Targoff); Tr. at 1329 (Rachesky). Loral’s stockholders would not approve a similar financing with only slightly improved terms because closing the MHR Financing without materially changing the conversion premium to reflect Loral’s increased stock price would result in a huge immediate profit for MHR. Between January 1, 2007 and February 27, 2007, Loral’s stock traded in the ballpark range of $10 to $20 over the original conversion price. Targoff estimated that at that time MHR already had a $200 million profit on the $300 million MHR Financing. Tr. at 848.
96 Securities Purchase Agreement §4.01(h).
97 Securities Purchase Agreement §5.13(b).
98 Securities Purchase Agreement §5.13(d) (“Notwithstanding anything to the contrary herein, nothing in this Section 5.13 shall require any party to amend this Agreement or to waive or forbear from exercising any of its rights or remedies hereunder.”).
99 JX 1400.
100 JX 968 (February 26, 2007 Special Committee minutes).
101 Tr. at 847 (Targoff).
102 JX 978 (February 27, 2007 board minutes); JX 984 (February 27, 2007 Special Committee minutes).
103 JX 994 (Loral February 27, 2007 8-K).
104 This figure includes the PIK dividends that Loral is obligated to pay MHR for the first 17 quarters of the deal. On the day the MHR Financing closed, MHR had a 57% equity stake.
105 JX 45 at 1-2.
106 JX 1222 at 29.
107 JX 1222 at 21.
108 JX 1222 at 3.
109 The entire fairness standard applies where a majority of the board is interested or lacks independence from the interested party. See, e.g., Rales v. Blasband, 634 A.2d 927, 936 (Del. 1993); Aronson v. Lewis, 473 A.2d 805, 815 (Del. 1984); Orman v. Cullman, 794 A.2d 5, 22-23 (Del. Ch. 2003); see also R. FRANKLIN BALOTTI & JESSE A. FINKELSTEIN, THE DELAWARE LAW OF CORPORATIONS & BUSINESS ORGANIZATIONS §4.16[A] (2008).
110 See, e.g., Kahn v. Lynch Commc’n Sys., Inc., 638 A.2d 1110, 1116-17 (Del. 1994); Kahn v. Tremont Corp., 694 A.2d 422, 428-29 (Del. 1997).
111 In re Cysive S’holders Litig., 836 A.2d 531, 553 (Del. Ch. 2003).
112 Loral’s financial advisor, Morgan Stanley, put it well, considering MHR to have “effective control” over MHR. Brail Dep. at 126.
113 Tr. at 901.
114 Defs.’ Pre-Trial Op. Br. at 15 (“It was unrealistic to believe that Loral could obtain shareholder approval for a rights offering without MHR’s consent.”).
115 See JX 75; JX 97 at 3.
116 See generally Leo E. Strine, Jr., The Inescapably Empirical Foundation of the Common Law of Corporations, 27 DEL. J. CORP. L. 499, 509-12 (2002) (discussing the nuances raised by the holding in Kahn v. Lynch, 638 A.2d 1110 (Del. 1994)); William T. Allen et al., Function Over Form: A Reassessment of Standards of Review in Delaware Corporation Law, 56 BUS. LAW. 1287, 1306-09 (2001) (same); Cysive, 836 A.2d at 547-51 (Del. Ch. 2003) (same).
117 See Weinberger v. UOP, Inc., 457 A.2d 701, 711 (Del. 1983).
118 Id.
119 Id.

120 See, e.g., Lynch, 638 A.2d at 1120-21 (“Particular consideration must be given to evidence of whether the special committee was truly independent, fully informed, and had the freedom to negotiate at arm’s length.”); In re Trans World Airlines, Inc. S’holders Litig., 1988 WL 111271, at *7 (Del. Ch. Oct. 21, 1988) (“[A] special committee [should act as a] surrogate for the energetic, informed and aggressive negotiation that one would reasonably expect from an arm’slength adversary.”).

121 Kahn v. Tremont, 694 A.2d 422, 429 (Del. 1997); see also Perlegos v. Atmel Corp., 2007 WL 475453, at *16 n.119 (Del. Ch. Feb. 8, 2007) (“[S]pecial committees have not been viewed as ‘independent’ where, for example, they lacked any negotiating power, where members’ independence was materially affected because they stood to benefit in some form, or where they were so dominated or manipulated by self-interested fiduciaries that their independence was mere fiction.”).
122 See Tr. at 98-113.
123 As this court has stated, “independence is the sin[e] qua non of the entire negotiation process.” Gesoff v. IIC Industries, Inc., 902 A.2d 1130, 1146 (Del. Ch. 2006). The Special Committee members were put on notice of this bedrock principle in a memo from the Special Committee’s legal advisors explaining that “[t]he effectiveness of the Committee’s work is utterly dependent on its members’ complete independence and good faith.” JX 182 (May 17, 2006 memo from King & Spalding to the Special Committee). That memo also asked the directors to disclose any relationships with Rachesky or MHR. At that nascent stage of the Special Committee, Harkey informed the Special Committee that he had a relationship with Rachesky, but did not disclose the full extent of that relationship, including that he had agreed to be an MHR advisor. Tr. at 113 (Harkey). Harkey also never disclosed to Simon or the Special Committee’s advisors that he was soliciting investments from MHR as the terms of the MHR Financing were being finalized. A Special Committee is supposed to inspire judicial confidence about the integrity of decisionmaking in a conflict setting, not undermine it.
124 Beam v. Stewart, 845 A.2d 1040, 1055 n.45 (Del. 2004) (citing Tremont, 694 A.2d at 429-30).
125 Cf. Gesoff, 902 A.2d at 1146 (“[I]n those rare circumstances when a special committee is comprised of only one director, Delaware courts have required the sole member, ‘like Caesar’s wife, to be above reproach.’”) (quoting Lewis v. Fuqua, 502 A.2d 962, 967 (Del. Ch. 1985)).
126 In re Tele-Commc’ns Inc. S’holders Litig., 2005 WL 3642727, at *10 (Del. Ch. Jan. 10. 2005); see also Gesoff, 902 A.2d at 1147 (“[S]pecial committee members should have access to knowledgeable and independent advisors, including legal and financial advisors.”); In re Cox Commc’ns, Inc. S’holders Litig., 879 A.2d 604, 618 (Del. Ch. 2005) (“Critical to the effectiveness of the special committee process has been the selection of experienced financial and legal advisors, who can help the special committee overcome the lack of managerial expertise at their disposal. When it works well, the combination of a special committee, with general business acumen and a fair amount of company specific knowledge, with wily advisors who know how to pull the levers in merger transactions in order to extract economic advantage, is a potent one of large benefit to minority stockholders.”).
127 See Cysive, 836 A.2d at 553 (describing an effective market check as “an active and aggressive search for a third-party buyer . . . undertaken by a skilled investment bank with the aid of top managers who were motivated to find a buyer who would pay a good price”).
128 JX 248 (June 4, 2006 email from Jacquin).
129 Tr. at 541 (Jacquin); JX 557 at 77 (October 17, 2006 North Point presentation); see Gesoff, 902 A.2d at 1158 (“This court has also explained that we have been ‘understandably . . . suspicious of expert valuations offered at trial that incorporate subjective measures of company-specific risk premia, as subjective measures may easily be employed as a means to smuggle improper risk assumptions into the discount rate so as to affect dramatically the expert’s ultimate opinion on value.’”) (quoting Solar Cells, Inc. v. True N. Partners, 2002 WL 749163, at *6 (Del. Ch. Apr. 25, 2002)).
130 The point in question dealt with Targoff’s attempt to gain more flexibility for Loral in deciding whether to pay MHR dividends in cash or in PIK. Jacquin told Deutsche Bank that North Point’s fairness opinion would not “hinge on pik vs cash” but that he would “prefer to have better optics if possible (e.g. cash option if certain conditions are met, but those conditions can be almost impossible to meet).” JX 1394 (July 12, 2006 email from Deutsche Bank to Rachesky and Goldstein). Jacquin asked Deutsche Bank not to tell Loral about the conversation because Targoff was unhappy about the mandatory PIK feature of the MHR Financing and was attempting to use the fact that North Point would not give a fairness opinion if the mandatory PIK feature was part of the MHR Financing as leverage to improve that term. Tr. at 1081 (Sung of Deutsche Bank).
131 Cf. Paramount Communications, Inc. v. QVC Network, Inc., 637 A.2d 34, 51 (Del. 1994) (“QVC’s unsolicited bid presented the opportunity for significantly greater value for the stockholders and enhanced negotiating leverage for the directors. Rather than seizing those opportunities, the Paramount directors chose to wall themselves off from material information which was reasonably available and to hide behind the defensive measures as a rationalization for refusing to negotiate with QVC or seeking other alternatives.”).
132 Tr. at 700 (Townsend).
133 See, e.g., Tr. at 40-41 (Harkey stating that the Special Committee rejected Morgan Stanley’s April recommendation of a public common stock offering because “[i]t wasn’t for $300 million); Tr. at 170 (Harkey stating that the Special Committee rejected Morgan Stanley’s August recommendation of a smaller public convertible preferred stock offering because it “did not meet the objectives”). Moreover, Jacquin used the $300 million size to rebuff Goldman Sachs’ inquiry about a smaller investment by telling Goldman: “That’s interesting. We’re actually pursuing equity that’s in excess of that. It’s actually in excess of hundreds of millions of dollars.” Tr. at 431. Jacquin used the same “in excess of hundreds of millions of dollars” refrain when he pitched the Loral investment to two private investment funds using nothing other than his oral statements that Loral had a “great trajectory.” Tr. at 436.
134 Tr. at 487 (Jacquin acknowledging that “[a]s the negotiations [with MHR] became complicated, that did not change [his] view that perhaps [he] should try to talk to other groups”).
135 Tr. at 791-92.
136 Zahler Dep. at 99 (Loral President and COO Eric Zahler explaining that his view on the final conversion price and coupon was that “we paid a high price”).
137 Tr. at 363 (Simon).
138 Cf. QVC, 637 A.2d at 50 (“The Paramount directors had the opportunity in the October 23-24 time frame, when the Original Merger Agreement was renegotiated, to take appropriate action to . . . improve the economic terms of the Paramount-Viacom transaction. . . . Nevertheless, the Paramount Board made no effort to eliminate or modify these counterproductive devices, and instead continued to cling to its vision of a strategic alliance with Viacom.”).
139 JX 237.
140 Stowell Op. Report at 24.
141 Stowell Ans. Report at 8 (noting that the “since the majority of precedential transactions were significantly smaller than the Convertible Financing in relation to market capitalization and stock trading volume . . ., a comparison of average conversion premium and dividend yield drawn from the precedential transactions without adjusting for size is not a relevant comparison”).
142 Stowell Op. Report at 37 (stating that “given the significant risks undertaken by MHR in purchasing a convertible so much larger than a traditional public capital markets convertible and the fact that most of the shares converted into non-voting shares, I would expect to see MHR receive additional protections for their investment in the form of non-financial terms, like those included in the [Securities Purchase Agreement]”).
143 See, e.g., Stowell Op. Report at 29-33; Ross Rebuttal Report at 4-5 (discussing hedging and the related borrow costs); Tr. at 1429-1433 (Stowell); Tr. at 1538-1543 (Ross). Many investors in convertible preferred stock “delta-hedge” their convertible preferred investment to eliminate risks relating to the underlying equity. Those investors delta-hedge by borrowing shares of the underlying equity (and incurring borrow costs) and then selling those shares short. The number of shares sold short continually varies based on the probability of eventual conversion of the preferred into the underlying equity. The experts debate the applicability of including the borrow costs in the theoretical pricing model for convertible preferred used by Stowell. I need not delve into the debate but do note that the discussion of hedging, something that MHR never intended to do and likely could not have done given the size of the MHR Financing in comparison to the thin public float, only serves to highlight the unique nature of the MHR Financing.
144 Moreover, the Special Committee never followed up on plaintiff Highland Capital’s aforementioned offer of the same $300 million investment on improved economic terms. The defendants, faced with serious challenges to their integrity, responded with attacks on the good faith of many of the plaintiff stockholders, suggesting that the plaintiffs had integrity and credibility issues of their own. Although at times amusing, the defendants’ efforts were largely irrelevant, as they did not bear on the central issue of whether the Loral board reached fair terms with MHR. Indeed, the defendants’ argument that plaintiff Highland Capital would never have come forward with the better financing terms suggested in its letter to the Special Committee would have more credibility had the Special Committee or its advisors actually ever bothered to seek such terms from Highland. But, of course, the Special Committee never bothered to communicate with Highland at all to see if it would make a better offer.
145 Ross Op. Report at 15-16. I use the comparables adjusted to take out those that allowed the issuer to force conversion by the buyer. Loral did not have that right. Even including comparables where the issuer could force mandatory conversion reveals that MHR received a higher dividend and lower conversion premium than the comparables. Id. (mean dividend of 4.95% and median conversion premium of 16.8%). See also JX 136 at 15 (Morgan Stanley sample of precedent private convertible preferred transactions with a mean dividend rate of 5.7% and a mean conversion rate of 19.3%).
146 See, e.g., Keller Report at 41 (“[T]he [MHR Financing] exhibits provisions that are consistently beneficial to [] MHR, and often aggressively and exceptionally so.”).
147 JX 316. MHR’s own banker viewed this successful demand by its client as having “very little precedent” in previous market transactions. JX 314.
148 See, e.g., Keller Report at 40 (“By obtaining the class voting rights set forth in the Preferred Stock, MHR gained the ability to veto unilaterally corporate action at the stockholder level. This resulted in the transfer of voting power from Loral’s common stockholders to MHR.”); see also Stowell Op. Report at 38 (“The unilateral veto power for MHR over Loral’s ability to [engage in a broad list of various corporate transactions], and 15 days advance notice to MHR before the Company can undertake certain significant transactions are features that are occasionally included in other, highly structured, non-public market transactions.”) (emphasis added).
149 See JX 1222 at 3 (“MHR is unusually well-positioned to extract significant control premiums through accumulating blocking positions in debt investments, negotiating bond indenture modifications through majority ownership positions, accumulating large equity stakes and exercising influence through close relationships with management, taking board positions, and otherwise bringing to bear the Managing Principals’ wealth of knowledge and experience in effectuating control and influence.”) (emphasis added).
150 I pause to note that judges on this court who deal with appraisal cases are dubious of notions like “fundamental” or “intrinsic value,” recognizing that one has to be extremely cautious about substituting an imprecise estimate for a market tested price.
151 See generally Clarke Report; Ross Op. Report. In this regard, I note that the defendants’ themselves did not rely heavily on North Point’s valuation work to justify their position. Tr. at 1467-68 (Stowell acknowledging that he and North Point used different methodology and he had no opinion as to whether North Point used an accurate methodology). To this same point, my reading of the record suggests a too easy willingness on the part of North Point to come up with a way to justify the fairness of a deal that it helped forge, rather than a willingness to perform real valuation work and stand up to MHR when required. In that regard, the use of a 5% company specific risk premium by a sell-side advisor in its DCF is but one notable example.
152 JX 1229 at MHR37338.
153 Pls.’ Post-Trial Op. Br. at 47 (calculating this value as an average of the adjusted Ross and Clarke DCF and CCA analyses).
154 See Gotham Partners, L.P. v. Hallwood Realty Partners, 855 A.2d 1059, 1080 (Del. Ch. 2003) (“In the real world, market prices matter and are usually considered the best evidence of value.”).
155 Gokhale Dep. at 156-57 (plaintiffs’ financial expert stating that he had “no reason to believe that [Loral’s stock] didn’t at least fit the definition of the semi-strong level of efficiency, which is that the stock incorporated what was known about Loral and its expectations”).
156 It is worth noting in this respect that MHR touts its strategy of being able to exploit investments in “distressed and undervalued mid-market companies” who trade in markets that MHR considers to be “inefficient at all levels of capital structure.” JX 1222 at 3.
157 See, e.g., Zohar Goshen & Gideon Parchomovsky, The Essential Role of Securities Regulation, 55 DUKE. L. J. 711, 733 n.70 (2006) (citing Joseph E. Finnerty, Insiders and Market Efficiency, 31 J. FIN. 1141, 1148 (1976)) (stating that insiders outperform the market).
158 See, e.g., Defs.’ Post-trial Op. Br. at 21 (arguing that “the market price of Loral’s stock demonstrates that plaintiffs’ overinflated valuations are incorrect”). The defendants have often pointed out that Loral ended up not making its projections and that its stock price has fallen to levels beneath its market price at the time the Securities Purchase Agreement was entered. I am not blind to those facts but believe that the fairness of the MHR Financing must be assessed as of the time it was agreed to, not on the basis of later events. As of the time the Securities Purchase Agreement was entered, MHR was highly optimistic about Loral’s prospects, as is evidenced by its own behavior. Furthermore, none of the parties has advanced a solid factual basis for drawing inferences about the fairness of the MHR Financing based on later events, especially when there is reason to suspect that the legal brouhaha resulting from the MHR Financing has created some of the volatility in Loral’s stock price. When it appeared that there might be an alteration of the Securities Purchase Agreement and when Loral first landed the Telesat deal, the company’s stock price rose considerably. When, however, the MHR Financing closed without any alteration, the prospects of a major alternative transaction passed, MHR had a lock on the company’s future, and the company’s stock price fell. The record is entirely devoid of event studies purporting to relate any of the movements in Loral’s stock price to particular developments, including these.
159 The 57% was calculated as follows: $293,250,000 / $30.85 = 9,505, 673 MHR non-voting shares; 9,505, 673 MHR non-voting shares + 7,180,629 pre-existing MHR shares = 16,686,302 total MHR shares; 16,686,302 total MHR shares / (20,000,000 pre-existing shares + 9,505, 673 MHR non-voting shares = 29,505,673 total shares) = 57%.
160 See McGovern v. Gen. Holding, Inc., 2006 WL 1468850, at *24 (Del. Ch. June 2, 2006); Int’l Telecharge, Inc. v. Bomarko, Inc., 766 A.2d 437, 439 (Del. 2000) (noting that the Delaware Supreme Court “defer[s] substantially to the discretion of the trial court in determining the proper remedy”); Weinberger v. UOP, Inc., 457 A.2d 701, 715 (Del. 1983) (noting “the broad discretion of the Chancellor to fashion such relief as the facts of a given case may dictate”).
161 The defendants have argued that reformation is an inappropriate remedy absent fraud or mistake, and therefore that I lack the power to convert the Preferred Stock into non-voting common stock. The defendants support their argument with contract cases that purport to limit the circumstances in which this court may use the equitable remedy of reformation. See, e.g., MetCap Sec. LLC v. Pearl Senior Care, Inc., 2007 WL 1498989, at *8 (Del. Ch. May 16, 2007) (“Under Delaware law, the Court may use its equitable power to ‘reform’ a contract so that it expresses the ‘real agreement’ of the parties in three circumstances: mutual mistake, unilateral mistake, and fraud”) (citation omitted); James River-Pennington Inc v. CRSS Capital, Inc., 1995 WL 106554, at *7 (Del. Ch. Mar. 6, 1995) (“Reformation is appropriate only when the contract does not represent the parties’ intent because of fraud, mutual mistake or, in exceptional cases, a unilateral mistake coupled with the other parties’ knowing silence.”). The glaring problem with the defendants’ argument is again a category error — this is not a contract case involving the reformation of a contract to effectuate the parties’ intent; it is a fiduciary duty case, and this court has broad discretion to remedy breaches of fiduciary duty, including reformation when, as here, that is appropriate to remedy a fiduciary violation. See, e.g., Thorpe v. CERBCO, Inc., 676 A.2d 436, 445 (Del.1996) (“Delaware law dictates that the scope of recovery for a breach of the duty of loyalty is not to be determined narrowly.”); Taylor v. Jones, 2006 WL 1510437, at *5 (Del. Ch. May 25, 2006) (noting that a resulting trust may be an appropriate remedy even though the prerequisites to a resulting trust under the modern, majority approach were not present and that this court’s “historical readiness to adapt to the circumstances of each case and craft appropriate remedies . . . should not be lightly discarded or circumscribed” ); Cantor Fitzgerald L.P. v. Cantor, 2001 WL 536911, at *3 (Del. Ch. May 11, 2001) (awarding fee shifting in as a remedy for a breach of the duty of loyalty despite an express contractual provision providing otherwise and explaining that “when the facts demonstrate behavior as egregious as that here, the Court’s normal deference to pre-negotiated partnership agreement provisions will yield to a conscientious effort to craft an appropriate remedy”).
162 See William T. Allen et al., Function Over Form: A Reassessment of Standards of Review in Delaware, 56 BUS. LAW. 1287, 1301-05 (2001).
163 Given the presence of an exculpatory charter provision, I would have to find that the Special Committee members Harkey and Simon acted in bad faith by approving the Securities Purchase Agreement knowing that it was unfairly advantageous to MHR or engaged in some other conscious misconduct. 8 Del. C. § 102(b)(7). As to defendants Rachesky, Goldstein, and Devabhaktuni, who were high-ranking MHR officials, the record provides strong reason to infer that they knew they were extracting unfair value from a less-than-adroit Loral Special Committee. Defendant Targoff presents a very interesting question because he largely set the process off on its unproductive course but then seems to have recognized that MHR was getting too sweet a deal and attempted, without any large success, to ameliorate the outcome. Rather than tag these defendants with individual liability at this time, I prefer to rest my judgment on a finding that the MHR Financing was unfair and to impose a fitting remedy against the party who benefited. If MHR or another party has my judgment overturned and the Supreme Court returns the case to me for the entry of a damages award, I can address the individual responsibility of these defendants then. Because the plaintiffs never made a serious effort to address the liability of defendants Olmstead and Stenbit, I do, however, dismiss the claims against them.
164 JX 1005 at 17 (Loral 2006 10-K).
165 NJX 2 (the “Skynet Notes”) at ¶ 5.
166 For the sake of simplicity, I refer to MHR’s ability to unilaterally consent to the early redemption of the Skynet Notes rather than its more technically precise ability to not object to an early redemption in an outcome determinative manner.
167 NJX 1 at 100.
168 NJX 1 at 99.
169 Securities Purchase Agreement § 5.01.
170 NJX 37. Although the defendants deny that § 5.01 caused their decision not to object, as it technically came before it was due, the record reveals that Loral pointed to § 5.01 in seeking MHR’s non-objection and that MHR understood itself to be obliged, given the pendency of the Telesat deal. NJX 44. In the end, only $52,302,700 of the $126,000,000 in notes objected. NJX 63 at WFG381-82. In other words, some 58% of the Notes did not object.
171 Jarrell Report at 1-2.
172 Loral also argues that only Skynet was a signatory to the Indenture and that Loral, which owned 100% of Skynet, was not a signatory to or guarantor on the Indenture. According to Loral, that means that even if Skynet could not make a non-pro-rata payment without violating the implied covenant, Loral could. There is color to the defendants’ arguments as the Indenture, by its plain terms, does not restrict Loral. But, there also seems to be little basis to distinguish between Loral and Skynet, because it appears that Loral has dictated directly all of Skynet’s actions. All of the dealing regarding the Indenture appears to have been taken by Loral itself, rather than Skynet. And, if Skynet, in fact, was prohibited from offering a payment for consent, could it, without breaching, conspire with Loral to have it do that? That seems unlikely. Given that the parties’ briefing on these interesting New York law issues was less than compelling either way, I prefer to rest my decision on the case issue in contention.
173 NJX 2 (the Indenture) at § 12.09.
174 511 West 232nd Owners Corp. v. Jennifer Realty Co., 773 N.E.2d 496, 500 (N.Y. 2002).
175 Id. (internal quotation and citations omitted); see also Don King Prods., Inc. v. Douglas, 742 F.Supp. 741, 767 (S.D.N.Y. 1990) (“The covenant is violated when a party to a contract acts in a manner that, although not expressly forbidden by any contractual provision, would deprive the other of the right to receive the benefits under their agreement.”).
176 Metro. Life Ins. Co. v. RJR Nabisco, Inc., 716 F.Supp. 1504, 1518 (S.D.N.Y. 1989); see also Rowe v. Great Atl. & Pac. Tea Co., 385 N.E.2d 566, 570 (N.Y. 1978) (“[A] party making such a claim must prove not merely that it would have been better or more sensible to include such a covenant, but rather that the particular unexpressed promise sought to be enforced is in fact implicit in the agreement viewed as a whole.”).
177 Noteholder Pls.’ Op. Post-Trial Br. at 31.
178 Noteholder Pls.’ Rep. Post-Trial Br. at 3.
179 See, e.g., Noteholder Pls.’ Op. Post-Trial Br. at 7.
180 See, e.g., Noteholder Pls.’ Rep. Post-Trial Br. at 11.
181 NJX 58 at 46.
182 NJX 5 at 49.
183 See, e.g., Metro. Life, 716 F.Supp. at 1515 (“In interpreting these [bond indenture] contracts, this Court must be concerned with what the parties intended, but only to the extent that what they intended is evidenced by what is written in the indentures.”) (citations omitted); id. at 1517 (in interpreting a bond indenture, the implied covenant will “only aid and further the explicit terms of the agreement”); Allied Capital Corp. v. GC-Sun Holdings, L.P., 910 A.2d 1020, 1033 (Del. Ch. 2006) (“[T]he highly-negotiated provisions of notes and debentures that restrict the commercial freedom that issuers otherwise enjoy under default law are traditionally interpreted strictly.”); see also Houman B. Shadab, Interpreting Indentures: How Disequilibrium Economics and Financial Asset Specificity Support Narrow Interpretation, 75 S. CAL. L. REV. 763, 784, 787 (2002) (arguing that indentures should be interpreted narrowly, that “[a] survey of the major cases [including several decided under New York law] requiring courts to interpret indentures reveals a strong disposition towards interpreting their terms narrowly,” and that courts have employed the implied covenant in indenture cases very sparingly and only to give a party “the rights it bargained for during contract formation and absolutely no additional substantive rights”).
184 See Reiss v. Financial Performance Corp., 764 N.E.2d 958, 961 (N.Y. 2001).
185 Id. at 961; see also Katz v. Oak Industries, Inc., 508 A.2d 873, 880 (Del. Ch. 1986) (explaining the test for the implied covenant of good faith as “is it clear from what was expressly agreed upon that the parties who negotiated the express terms of the contract would have agreed to proscribe the act later complained of as a breach of the implied covenant of good faith—had they thought to negotiate with respect to that matter”).
186 Compendium Tab 30.
187 Tr. at 1256 (Murray).
188 See, e.g., John C. Coffee, Jr. & William A. Klein, Bondholder Coercion: The Problem of Constrained Choice in Debt Tender Offers and Recapitalizations, 58 U. CHI. L. REV. 1207, 1254 (1991) (“The basic claims and rights of bondholders are specified in detail in the bond indenture. In settling disputes over bondholder claims and rights, courts have generally looked to the language of the indenture and applied traditional techniques for interpreting contracts, rather than invoking judicially developed doctrines, such as the doctrine of fiduciary obligation.”) (emphasis added).
189 See, e.g., Daniel J. Weiser, Vulture Capital & Corporate Restructuring: Protecting Your Client’s Interest in Difficult Times, 1307 PLI/CORP. 285, 330 (2002) (providing a model indenture that includes an express Payments for Consent restrictive covenant); see also Compendium Tab 30 (citing seven indentures filed in the five months prior to the issuance of the Skynet Notes using essentially identical Payments for Consent covenants).
190 It is introductory level textbook finance that games are played to avoid restrictive covenants and that noteholders should not rely on the implied covenants for protection. For example, the leading corporate finance textbook includes a discussion of the RJR Nabisco LBO and its effect on the existing bondholders that underscores the need for express covenants. That discussion concludes as follows:

Metropolitan sued [RJR] arguing that [its pre-LBO] bonds contained an implied covenant preventing major financing changes that would undercut existing bondholders. However, Metropolitan lost: The courts held that only the written covenants count.

RICHARD A. BREALEY & STEWART C. MYERS, PRINCIPLES OF CORPORATE FINANCE 713 (7th ed. 2003) (first emphasis in original). Although that conclusion may be too simplified from a legal perspective, its general point is useful for understanding the view on implied covenants in the financial community. See Metro. Life, 716 F.Supp. at 1516-22.
191 See Rowe, 385 N.E.2d at 570 (“[A] party who asserts the existence of an implied-in-fact covenant bears a heavy burden, for it is not the function of the courts to remake the contract agreed to by the parties, but rather to enforce it as it exists.”); see also Harris Trust & Sav. Bank
v. E-II Holdings, Inc., 926 F.2d 636, 642-43 (7th Cir.1991) (interpreting a bond indenture under New York law and citing Rowe for this same proposition).
192 Marcel Kahan & Bruce Tuckman, Private vs. Public Lending: Evidence from Covenants 19 (Anderson Graduate School of Management Working Paper 13-93, 1993) (emphasis added).
193 See Blaise Ganguin & John Bilardello, STANDARD & POOR’S FUNDAMENTALS OF CORPORATE CREDIT ANALYSIS 197 (2004) (providing an example of a Payments for Consent restrictive covenant and explaining that it “restricts firms from selectively inducing lenders to consent”); Daniel J. Weiser, Vulture Capital & Corporate Restructuring: Protecting Your Client’s Interests in Difficult Times, 1307 PLI/Corp. 285, 330 (2002) (providing a model indenture that includes an express Payments for Consent restrictive covenant); Adam B. Cohen, A Review of Covenant Trends in 2006, LEVERAGE WORLD, Dec. 6, 2006, at 8 (stating that “[a] traditional Payments for Consent covenant requires that a consent payment offered to some investors to amend a covenant must be offered to all holders” and that it “is to protect bondholders from being played against each other by an issuer”).
194 A recent working paper on this issue implicitly suggests that selective consent payments would be allowed in the absence of a Payments for Consent restrictive covenant. That paper notes that an activist “could acquire a majority of bonds and then approve an amendment, which would be binding on all bondholders, in exchange for a consent payment made only to the majority holder.” Marcel Kahan & Edward B. Rock, Hedge Fund Activism in the Enforcement of Bondholder Rights 38-39 (U. Pa. Inst. for Law & Econ. Res. Paper No. 08-02, 2008). The paper attaches a footnote citing an indenture with a Payments for Consent restrictive covenant and explains that “[s]ome indentures contain covenants requiring all bondholders have the same opportunity to deliver the consent and receive the consent payment.” Id. at 39 n.95.
195 See, e.g., Tr. at 1251-52 (Murray); see also Kahan & Rock, supra note 31, at 39 (stating that “[i]n [their] research, [they] ha[d] found no instances of such practices. To the contrary, whenever activist hedge funds obtained benefits, other bondholders were offered the chance to obtain the same pro rata benefits.”).
196 See Tr. at 1266 (Murray testifying that “I have not in my experience seen a single party control a consent.”).
197 Harris Trust, 926 F.2d at 644 (quoting Hartford Fire Ins. Co. v. Federated Dep’t Stores, Inc., 723 F. Supp. 976, 992 (S.D.N.Y. 1989).
198 See, E.g., Essex Universal Corp. v. Yates, 305 F.2d 572 (2d Cir. 1962) (“There is no question of the right of a controlling shareholder under New York law normally to derive a premium from the sale of a controlling block of stock.”); Levy v. Am. Beverage Corp., 38 N.Y.S.2d 517, 526 (N.Y. App. Div. 1942) (“Nor would the fact that purchasers were willing to pay a larger price to one holding control necessarily make the receipt of an increased price improper or indicate any unlawful intention on the part of the purchasers.”); see also Mendel v. Carroll, 651 A.2d 297, 305 (Del. Ch. 1994) (“The law has acknowledged, albeit in a guarded and complex way, the legitimacy of the acceptance by controlling shareholders of a control premium.”).
199 2006 WL 358270 (N.D. Ga. 2006).
200 Id. at *2.
201 Id. at *3.
202 Id.
203 The Noteholder Plaintiffs also cite to the following dictum in Kass v. Eastern Air Lines, Inc.:

For example, had Eastern not made its offer to all bondholders on the same terms, but had it privately paid money to sufficient holders to carry the election, one would, without more, feel some confidence in concluding, provisionally at least, that such conduct was so inconsistent with the concept of voting implied by the amendment provision that it constituted a violation of what must have been the reasonable expectation of the contracting parties.

1986 WL 13008, at *5 (Del. Ch. Nov. 14, 1986) (emphasis added). As the dictum in Kass itself emphasizes, this was a tentative assertion at best, issued as an aside, in a circumstance when it seemed that the parties might have reasonably expected that no payments for consent would be made. But in this case, the negotiating parties did consider this situation and the party now seeking to enforce the terms of an express restriction failed to extract it. Thus, under the implied covenant of good faith and fair dealing jurisprudence of the same Chancellor who wrote Kass, the Noteholder Plaintiffs would lose this case, because there is no unforeseen circumstance requiring judicial speculation of what the parties would have done. See Katz, 508 A.2d at 880.